SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FLUOR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Fluor Corporation

One Enterprise Drive
Aliso Viejo, California 92656

March 10, 2005

Dear Shareholder:

      You are cordially invited to attend the 2005 annual meeting of shareholders which will be held on Wednesday, April 27, 2005, beginning at 9:00 a.m. Pacific Daylight Time at the Fluor Engineering Campus, Three Polaris Way (formerly Fluor Daniel Drive), Aliso Viejo, California. A map showing the meeting location is included for your convenience on the back page of this booklet.

      Information about the meeting is presented on the following pages. In addition to the formal items of business to be brought before the meeting, members of management will report on the company’s operations and respond to shareholder questions.

      It is important that your shares be represented at the meeting. Whether or not you plan to attend, we urge you to read this proxy statement and vote your shares as soon as possible. A return envelope for your proxy card or voting instruction card is enclosed for your convenience. Shareholders of record also have the option of voting via the Internet or by using a toll-free telephone number. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

      Thank you for your continued support of Fluor. We look forward to seeing you on April 27th.

Sincerely,

Alan L. Boeckmann
Chairman and Chief Executive Officer

FLUOR CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 27, 2005

      The annual meeting of shareholders of Fluor Corporation will be held at the Fluor Engineering Campus, Three Polaris Way (formerly Fluor Daniel Drive), Aliso Viejo, California, on Wednesday, April 27, 2005, at 9:00 a.m. Pacific Daylight Time. At the meeting, our shareholders will consider and vote on the following matters:

1. the election of four Class III directors to serve until the 2008 annual meeting of the shareholders and until their respective successors are elected and qualified;

2. the ratification of the appointment by our Audit Committee of Ernst & Young LLP as auditor for the fiscal year ending December 31, 2005; and

3. if properly presented at the meeting, a shareholder proposal to require the Board of Directors to initiate the appropriate process to amend the Fluor Corporation governance documents to require a majority vote standard in future director elections.

      The shareholders will also act on any other business that may properly come before the meeting.

      All shareholders of record at the close of business on March 2, 2005 are entitled to receive notice of and to vote at the meeting. Shareholders are cordially invited to attend the meeting in person, however, regardless of whether you plan to attend the meeting in person, please complete, sign, date and promptly return the enclosed proxy card or voting instruction card in the postage-prepaid envelope we have provided. You may also authorize the voting of your shares over the Internet or by telephone as provided in the instructions set forth on the proxy card or voting instruction card. Your prompt response is necessary to assure that your shares are represented at the meeting.

By Order of the Board of Directors

Lawrence N. Fisher
Chief Legal Officer and Secretary

March 10, 2005

Aliso Viejo, California

PROXY STATEMENT
ELECTION OF DIRECTORS
STOCK OWNERSHIP AND STOCK-BASED HOLDINGS OF EXECUTIVE OFFICERS AND DIRECTORS
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
CORPORATE GOVERNANCE
REPORT OF THE AUDIT COMMITTEE
ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Performance Graph
DIRECTORS’ FEES
RATIFICATION OF APPOINTMENT OF AUDITOR
SHAREHOLDER PROPOSAL FOR MAJORITY VOTE STANDARD IN DIRECTOR ELECTIONS
OTHER BUSINESS
ADDITIONAL INFORMATION
APPENDIX A

FLUOR CORPORATION

PROXY STATEMENT

March 10, 2005

      This proxy statement is furnished in connection with the solicitation by the Board of Directors of Fluor Corporation (the “Company” or “Fluor”), of your proxy for use at the annual meeting of shareholders to be held at the Fluor Engineering Campus, Three Polaris Way (formerly Fluor Daniel Drive), Aliso Viejo, California, on Wednesday, April 27, 2005, at 9:00 a.m. Pacific Daylight Time, or at any adjournment thereof (the “Annual Meeting”). This proxy statement and the accompanying Proxy/ Voting Instruction Card are being mailed to all shareholders on or about March 24, 2005. The expense of the solicitation will be paid by the Company. Some officers and employees may solicit proxies personally, by telephone or electronically, without additional compensation. Georgeson & Company Inc. has been engaged to assist in the solicitation for which it will receive approximately $14,000 from the Company. Except with respect to shares held in the Company retirement plans, your proxy is revocable by written notice to the Secretary of the Company at any time prior to 24 hours before the commencement of the Annual Meeting, and it shall be suspended if you are a record shareholder or valid proxyholder who attends the meeting and votes in person.

      The mailing address of the principal executive offices of Fluor Corporation is One Enterprise Drive, Aliso Viejo, California 92656.

      On March 2, 2005, the record date fixed by the Board of Directors, the Company had 85,555,584 shares of common stock outstanding. A majority of the outstanding shares of Fluor common stock will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

      Shareholders have one vote for each share of Fluor common stock owned by them on the record date with respect to all business of the meeting. The four nominees for director receiving the highest number of votes at the meeting will be elected. With respect to the other proposals, the affirmative vote of the majority of shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for approval. On proposals besides the election of directors, abstentions are counted in tabulations of the votes cast and thus have the same effect as a vote against a proposal, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

      For shares, other than shares held in the Fluor retirement plans, unless otherwise directed in the accompanying proxy card, the proxyholders named therein will vote, in accordance with the recommendation of the Board of Directors, (1) FOR the election of the four director nominees listed below, (2) FOR the ratification of the appointment of Ernst & Young LLP as auditors for the year ending December 31, 2005, and (3) AGAINST the shareholder proposal to require the Board of Directors to initiate the appropriate process to amend the Company’s governance documents to require a majority vote standard in future director elections. As to any other business that may properly come before the meeting, the proxyholders will vote in accordance with their best judgment, although the Company does not presently know of any other business.

      For shares held in the Company retirement plans, voting instructions must be received by 8:59 p.m. Pacific Daylight Time on April 24, 2005 in order for the trustee to vote your shares in accordance with your instructions. If your voting instructions are not received by 8:59 p.m. Pacific Daylight Time on April 24, 2005, or if you do not provide properly completed and executed voting instructions, any shares you hold in the Company retirement plans will be voted by the trustee in favor of the four nominees for director, and in proportion to the manner in which the other Company retirement plan participants vote their shares with respect to the other proposals.

ELECTION OF DIRECTORS

Proposal 1

      Under the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which provide for a “classified” board, the four Class III directors, Peter J. Fluor, David P. Gardner, Joseph W. Prueher and Suzanne H. Woolsey, have been nominated for election at the Annual Meeting to serve a three year term expiring at the annual meeting in 2008 and until their respective successors are elected and qualified. If elected at the Annual Meeting to continue as a director, Dr. Gardner, who reaches the Board’s mandatory retirement age during 2005, will resign effective as of the conclusion of 2005.

      Each of the four nominees listed below has agreed to serve as a director of the Company if elected. The Company knows of no reason why the nominees would not be available for election or, if elected, would not be able to serve. If any of the nominees decline or are unable to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board.

      Pursuant to the Company’s Amended and Restated Bylaws, which require the retirement of directors at the end of the calendar year in which they turn 72, Dr. Martha R. Seger, who served as a director of the Company since 1991, has retired from the Board. We thank Dr. Seger for her significant contributions while on the Board and wish her well in her future endeavors.

Biographical

      The following biographical information is furnished with respect to each of the four nominees for election at the Annual Meeting and each of the Class I and Class II directors whose terms will continue after the Annual Meeting. The information presented includes information each director has given us about his or her age, all positions he or she holds with us, his or her principal occupation and business experience for the past five years, and the names of other publicly held companies of which he or she serves as a director. Directors are shown as serving from the dates of their original elections to the Board of Directors of Fluor prior to its reverse spin-off transaction in November 30, 2000 wherein Fluor’s coal segment was separated from Fluor’s other businesses and became Massey Energy Company.

Class III Director Nominees

PETER J. FLUOR, AGE 57.

Director since 1984; Lead Independent Director since February 2003; Chair of Organization and Compensation Committee and member of Executive and Governance Committees. Non-Executive Chairman of the Board, January to July 1998.

Chairman and Chief Executive Officer of Texas Crude Energy, Inc., an international oil and gas exploration and production company since 2001; formerly President and Chief Executive Officer of Texas Crude Energy, Inc. from 1980 to 2001; joined Texas Crude Energy, Inc. in 1972.

Mr. Fluor also is a director of Devon Energy Corp., Oklahoma City, Oklahoma; Cooper Cameron Corporation, Houston, Texas; and a member of the advisory board of J.P. Morgan Chase Houston, Houston, Texas.

DAVID P. GARDNER, age 71.

Director since 1988; Chair of Governance Committee; member of Executive and Organization and Compensation Committees.

Professor of Educational Leadership and Policy, University of Utah, since 2001; formerly Chairman of the J. Paul Getty Trust from 2001 to 2004; formerly President of the William and Flora Hewlett Foundation, 1993-1999; formerly President of the University of California from 1983-1992; formerly President of the University of Utah from 1973-1983.

Dr. Gardner also is a director of Waddell and Reed Family of Funds, Shawnee Mission, Kansas.

JOSEPH W. PRUEHER, age 62.

Director since 2003; member of Governance and Organization and Compensation Committees.

Professor and Senior Advisor, Stanford University, since 2001; formerly U.S. Ambassador to the People’s Republic of China from 1999 to 2001; Admiral, U.S. Navy (Retired), Commander-in-Chief of U.S. Pacific Command from 1996 to 1999.

Admiral Prueher is also a director of Merrill Lynch & Co., Inc., New York, New York; New York Life Insurance Company, a mutual insurance company, New York, New York; and Emerson Electric Co., St. Louis, Missouri.

SUZANNE H. WOOLSEY, age 63.

Director since 2004; member of Audit and Governance Committees.

Formerly Chief Communications Officer of The National Academies, an independent, federally chartered policy institution that acts as an advisor to the nation on science, engineering and medicine from 2000 to 2003; formerly Chief Operating Officer of The National Academies from 1993 to 2000.

Dr. Woolsey is a trustee for the mutual funds distributed by Van Kampen Funds, Inc., Oakbrook Terrace, Illinois; and is a director of Neurogen Corp., Branford, Connecticut.

Class I Directors — Term Expires 2006

ALAN L. BOECKMANN, age 56.

Director since 2001; Chair of the Executive Committee.

Chairman and Chief Executive Officer of the Company since February 2002; formerly, President and Chief Operating Officer of the Company from February 2001 to February 2002; formerly President and Chief Executive Officer, Fluor Daniel, from March 1999 to February 2001; formerly Group President, Energy and Chemicals from 1996 to 1999; joined the Company in 1979 with previous service from 1974 to 1977.

Mr. Boeckmann also is a director of Burlington Northern Santa Fe Corporation, Fort Worth, Texas; and Archer Daniels Midland Company, Decatur, Illinois.

VILMA S. MARTINEZ, age 61.

Director since 1993; member of Governance Committee.

Partner of Munger, Tolles & Olson LLP since 1982, a full service law firm located in Los Angeles, California.

Ms. Martinez is also a director of Anheuser-Busch Companies, Inc., St. Louis, Missouri; and Burlington Northern Santa Fe Corporation, Fort Worth, Texas.

DEAN R. O’HARE, age 62.

Director since 1997; Chair of Audit Committee and member of Executive and Governance Committees.

Formerly Chairman and Chief Executive Officer of The Chubb Corporation, the holding company for the Chubb Group of Insurance Companies, from June 1988 until his retirement in December 2002; joined The Chubb Corporation in 1963.

Mr. O’Hare is also a director of H.J. Heinz, Pittsburgh, Pennsylvania.

Class II Directors — Term Expires 2007

JAMES T. HACKETT, age 51.

Director since 2001; member of the Audit and Organization and Compensation Committees.

President and Chief Executive Officer of Anadarko Petroleum Corporation, an independent oil and gas exploration and production company since December 2003; formerly President and Chief Operating Officer of Devon Energy Corporation following its merger with Ocean Energy, Inc. from April 2003 to December 2003; formerly Chairman (from 2000), President and Chief Executive Officer (from March 1999) of Ocean Energy, Inc., an international oil and gas exploration and production concern until April 2003; formerly Chairman (from January 1999) and Chief Executive Officer (from September 1998) of Seagull Energy Corporation until its merger with Ocean Energy in March 1999.

Mr. Hackett also is a director of Temple-Inland, Inc., Austin, Texas; and Anadarko Petroleum Corporation, Houston, Texas.

KENT KRESA, age 66.

Director since 2003; member of the Audit and Organization and Compensation Committees.

Chairman Emeritus of Northrop Grumman Corporation, a global defense company since September 2003; formerly Non-Executive Chairman of Northrop Grumman Corporation from April 2003 to September 2003; formerly Chairman (from September 1990) and Chief Executive Officer (from January 1990) of Northrop Grumman Corporation until April 2003.

Mr. Kresa also is a director of Avery Dennison Corporation, Pasadena, California; General Motors Corporation, Detroit, Michigan; and MannKind Corporation, Valencia, California.

LORD ROBIN W. RENWICK, age 67.

Director since 1997; member of Audit and Governance Committees; Non-Executive Chairman of Fluor Limited(1) since 1996.

Vice Chairman, JPMorgan Cazenove, a United Kingdom investment bank joint venture of J.P. Morgan and Cazenove Group plc since February 2005; formerly Vice Chairman, Investment Banking, J.P. Morgan (Europe) from 2001 to 2005; formerly British Ambassador to the United States from 1991 to 1995.

Lord Renwick also is a director of BHP Billiton Group, London, England and Melbourne, Australia; British Airways plc, London, England; Compagnie Financiere Richemont AG, Geneva, Switzerland; and SAB Miller plc, London, England.

(1)	Fluor Limited, which provides engineering, procurement and construction services in the United Kingdom, is an indirect subsidiary of the Company.

Board Recommendation

      The Board of Directors recommends a vote FOR the election of Peter J. Fluor, David P. Gardner, Joseph W. Prueher and Suzanne H. Woolsey.

STOCK OWNERSHIP AND STOCK-BASED HOLDINGS OF

EXECUTIVE OFFICERS AND DIRECTORS

      The following table contains information regarding the beneficial ownership of our common stock as of March 1, 2005 by:

•	each director and nominee for director;

•	each executive officer named in the Summary Compensation Table below; and

•	all current directors and executive officers of the Company as a group.

      Except as otherwise noted, the individual or his or her family members had sole voting and investment power with respect to such shares.

      Both directors and executive officers are encouraged to hold Fluor common stock to align their financial interests with those of the shareholders. The Company has established ownership guidelines for both of these groups.

	Shares	Fluor	Percent of
	Beneficially	Stock-Based	Shares Beneficially
Name of Beneficial Owner	Owned(1)	Holdings(2)	Owned(3)

Class III Nominees:
Peter J. Fluor	34,848	113,961	*
David P. Gardner	12,743	40,664	*
Joseph W. Prueher	2,595	3,925	*
Suzanne H. Woolsey	2,595	3,925	*
Class I Directors:
Alan L. Boeckmann(4)	673,425	673,425	*
Vilma S. Martinez	8,719	22,164	*
Dean R. O’Hare	10,121	23,081	*
Class II Directors:
James T. Hackett	4,845	16,095	*
Lord Robin W. Renwick	8,121	18,103	*
Kent Kresa	3,345	9,700	*
Other Named Executive Officers:
Lawrence N. Fisher	90,638	90,638	*
John L. Hopkins	34,530	34,530	*
D. Michael Steuert	74,224	74,224	*
Mark A. Stevens	92,665	92,665	*
All directors and executive officers as a group (20 persons)	1,459,848	1,623,534	1.7

*	owns less than 1% of the outstanding common stock

(1)	The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the Securities and Exchange Commission. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person may acquire within 60 days, including through the exercise of stock options. This number of shares beneficially owned therefore includes all restricted stock, shares held in the

Company’s Savings Investment Plan and Performance Plan, and shares that may be acquired within 60 days pursuant to the exercise of stock options. Included in the number of shares beneficially owned by Messrs. Boeckmann, Fisher, Hopkins, Steuert and Stevens, and all directors and executive officers as a group, are 354,900, 37,400, 7,750, 18,750, 41,250 and 656,582 shares, respectively, subject to stock options exercisable within 60 days after March 1, 2005.

(2)	Combines beneficial ownership of shares of our common stock with (i) deferred directors’ fees held by certain non-employee directors as of March 1, 2005, in an account economically equivalent to our common stock (but payable in cash as described in “Directors’ Fees” on page 27 of this proxy statement), and (ii) restricted units held by directors (which are payable in cash upon vesting of tandem restricted stock). This column indicates the alignment of the named individuals and group with the interests of the Company’s shareholders because the value of their total holdings will increase or decrease correspondingly with the price of Fluor’s common stock. The additional amounts described in clauses (i) and (ii) of this footnote are not included in the calculation of the percentages contained in the Percent of Shares Beneficially Owned column of this table.

(3)	The percent ownership for each shareholder on March 1, 2005 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder by (2) 85,555,812 shares plus any shares acquirable (including stock options exercisable) by that person within 60 days after March 1, 2005.

(4)	This individual is also a Named Executive Officer.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table contains information regarding the beneficial ownership of our common stock as of March 1, 2005 by the shareholders our management knows to beneficially own more than 5% of our outstanding common stock. The percentage of ownership is calculated using the number of outstanding shares on March 1, 2005.

	Shares		Percent
	Beneficially		of
Name of Beneficial Owners	Owned		Class

Capital Group International, Inc.	13,315,310	(1)	15.6%
FMR Corp. and related entities	12,595,620	(2)	14.7%
Dodge & Cox	10,276,715	(3)	12.0%
Wellington Management Company, LLP	4,962,400	(4)	5.8%
Capital Research and Management Company	4,568,700	(5)	5.3%

(1)	Based on Amendment No. 6 to Schedule 13G dated December 31, 2004, filed jointly by Capital Group International, Inc. and Capital Guardian Trust Company with the Securities and Exchange Commission, which indicates that Capital Group International, Inc. has sole voting power relative to 10,343,540 shares and dispositive power relative to 13,315,310 shares and that Capital Guardian Trust Company has sole voting power relative to 7,047,230 shares and dispositive power relative to 9,599,700 shares. Capital Group International, Inc. is a holding company for investment management companies, including one organized as a bank, Capital Guardian Trust Company. Capital Group International, Inc. disclaims beneficial ownership of all the shares shown. The address of Capital Group International, Inc. and Capital Guardian Trust Company is 11100 Santa Monica Blvd., Los Angeles, California 90025.

(2)	Based on information contained in Amendment No. 1 to Schedule 13G dated December 31, 2004, filed by FMR Corp. (“FMR”), Edward C. Johnson 3d (“Mr. Johnson”) and Abigail P. Johnson (“Ms. Johnson”) with the Securities and Exchange Commission, wherein they reported the beneficial ownership of 12,595,620 shares. They state that Fidelity Management & Research Company (“Fidelity”) is a wholly-owned subsidiary of FMR and is the beneficial owner of 10,529,387 shares as a result of acting as investment advisor to various investment companies; Mr. Johnson and FMR and the funds each have sole power to dispose of the 10,529,387 shares but neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ boards of trustees and is carried out by Fidelity; Fidelity Management Trust Company (“FMTC”) is a wholly-owned subsidiary of FMR and is the beneficial owner of 1,369,335 shares as a result of its serving as investment manager of institutional accounts; Mr. Johnson and FMR each has sole dispositive power over 1,369,335 shares and sole power to vote or to direct the voting of 1,342,435 shares, and no power to vote or direct the voting of 26,900 shares owned by institutional accounts; Strategic Advisors, Inc. (“SAI”) is a wholly-owned subsidiary of FMR and provides investment advisory services to individuals, and as such, FMR’s beneficial ownership includes 798 shares beneficially owned through SAI; and Fidelity International Limited (“FIL”) is the beneficial owner of 696,100 shares. The address of FMR, Fidelity, FMTC and SAI is 82 Devonshire Street, Boston, Massachusetts 02109. The address of FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda. The Company believes that the address of Mr. Johnson and Ms. Johnson is the same as that of FMR.

(3)	Based on information contained in Amendment No. 5 to Schedule 13G dated December 31, 2004, filed by Dodge & Cox with the Securities and Exchange Commission, which indicates Dodge & Cox is a registered investment advisor having the sole power to vote 9,679,765 shares and shared voting power relative to 191,300 shares, and the sole power to dispose of 10,276,715 shares. All shares shown are owned beneficially by clients of Dodge & Cox. The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, California 94104.

(4)	Based on information contained in a Schedule 13G dated December 31, 2004, filed by Wellington Management Company, LLP (“WMC”) with the Securities and Exchange Commission, which indicates that WMC is an investment advisor and has shared voting power relative to 4,680,600 shares and shared power to dispose of 4,962,400 shares. The address of WMC is 75 State Street, Boston, Massachusetts 02109.

(5)	Based on Amendment No. 6 to Schedule 13G dated December 31, 2004, filed by Capital Research and Management Company with the Securities and Exchange Commission, which indicates that Capital Research and Management Company holds such beneficial interest as the result of acting as investment advisor to various investment funds. In such capacity, it has dispositive power over all shares but has no voting power. Capital Research and Management Company disclaims beneficial ownership of all shares shown. The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, California 90071.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of Fluor common stock, to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our securities. Based solely upon a review of filings with the Securities and Exchange Commission, a review of Company records and written representations by the persons required to file these reports, the Company believes that all of its executive officers and directors complied with the reporting requirements of Section 16(a) in a timely manner during 2004.

CORPORATE GOVERNANCE

General

      We have long believed, and continue to believe, that good corporate governance practices promote the principles of fairness, transparency, accountability and responsibility and will ensure that Fluor is managed for the long-term benefit of its shareholders. During the past year, we continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We also continued to review the provisions of the Sarbanes-Oxley Act of 2002, the new and proposed rules of the Securities and Exchange Commission and the amendments to the New York Stock Exchange listing standards.

      Based on this review, in February 2005 our Board amended our Corporate Governance Guidelines and amended the charters for our Audit Committee, Governance Committee and Organization and Compensation Committee. You can access our current committee charters, Corporate Governance Guidelines, Code of Business Conduct and Ethics for Members of the Board of Directors, and HR Policy re: Business Ethics and Conduct for Fluor employees, as well as other information regarding our corporate governance practices, in the investor relations section of our website at www.fluor.com. All of this information is also available in print to any shareholder that requests it from our Chief Legal Officer and Secretary, at Fluor Corporation, One Enterprise Drive, Aliso Viejo, California 92656.

Determination of Independence of Directors

      Under New York Stock Exchange Rules, as amended, a director of Fluor qualifies as “independent” only if the Board of Directors affirmatively determines that the director has no material relationship with Fluor (either directly, or as a partner, shareholder or officer of an organization that has a relationship with Fluor). Fluor’s Corporate Governance Guidelines encompass the standards of independence set forth in Sections 303A.02(a) and 303A.02(b) of the New York Stock Exchange Listed Company Manual. In February 2005, the Board of Directors amended the Corporate Governance Guidelines in light of amendments made to New York Stock Exchange Rules.

      Under the Corporate Governance Guidelines, an “independent” director is a director whom the Board has determined has no material relationship with Fluor, either directly, or as a partner, shareholder or officer of an organization that has a relationship with Fluor. A relationship is “material” if, in the judgment of the Board, the relationship would interfere with the director’s independent judgment. In making independence determinations, the Board will consider each relationship not only from the standpoint of the director, but also from the standpoint of persons and organizations with which the director has a relationship.

      A director, however, is not independent under the Corporate Governance Guidelines if:

•	The director is, or has been within the last three years, an employee of Fluor, or an immediate family member is, or has been within the last three years, an executive officer, of Fluor;

•	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Fluor, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); provided, however, that compensation received by a director for former service as an interim Chairman or Chief Executive Officer or other executive officer need not be considered in determining independence under this test. Additionally, compensation received by an immediate family member for service as an employee of Fluor (other than an executive officer) need not be considered in determining independence under this test.

•	The director or an immediate family member is a current partner of a firm that is Fluor’s internal or external auditor; the director is a current employee of such firm; the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Fluor’s audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of

Fluor’s present executives at the same time serves or served on that company’s compensation committee.

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Fluor for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

      In addition, under the Corporate Governance Guidelines, a director is not independent if he or she (or his or her spouse) is an executive officer or a member of the board of directors of a non-profit organization that the Company or the Fluor Foundation made charitable contributions to in a single year in excess of the greater of 2% of such charitable organization’s consolidated gross revenues or $100,000, excluding any matching gifts made by the Fluor Foundation in connection with donations by Fluor employees or directors.

      Pursuant to the Corporate Governance Guidelines, the Board of Directors undertook its annual review of director independence in February 2005. During this review, the Board of Directors considered transactions and relationships between each director (including any member of his or her immediate family) and the Company and its subsidiaries and affiliates, including those reported under “Other Matters” below. In making independence determinations, the Board considered each relationship not only from the standpoint of the director, but also from the standpoint of persons and organizations with which the director has a relationship. As provided in our Corporate Governance Guidelines, the purpose of this review is to determine whether any such relationships or transactions would interfere with the director’s independent judgment, and therefore be inconsistent with a determination that the director is independent.

      As a result of this review, the Board of Directors affirmatively determined that the following directors, which include each of those directors standing for election at the Annual Meeting, are independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines: Peter J. Fluor, David P. Gardner, Joseph W. Prueher, Suzanne H. Woolsey, Vilma S. Martinez, Dean R. O’Hare, James T. Hackett, Lord Robin W. Renwick and Kent Kresa. The Board of Directors determined, however, that Alan L. Boeckmann was not independent under the standards because of his employment as the Chief Executive Officer of the Company. The Board of Directors also determined that each of the members of the Audit, Governance and Organization and Compensation Committees has no material relationship with Fluor and is independent within the meaning of Fluor’s director independence standards.

Lead Independent Director

      In February 2003, the Board created a new position of lead independent director, whose primary responsibility is to preside over and set the agenda for all executive sessions of the Board of Directors in which management directors and other members of management do not participate. The lead independent director also consults with the Chairman and Chief Executive Officer with respect to agendas, provides scheduling and information needs relating to Board and committee meetings, acts as a liaison between the independent directors and management, and provides guidance on the director orientation process for new Board members. The independent members of the Board of Directors designated Peter J. Fluor to serve in this position for a three-year term, which expires in February 2006.

Consideration of Director Nominees

Shareholder Nominees

      The policy of the Governance Committee is to consider properly submitted shareholder recommendations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Director.” In evaluating such recommendations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “— Director Qualifications” below. Any shareholder wishing to recommend a nominee for consideration by the Governance Committee should submit a recommendation in writing indicating the nominee’s qualifications and other relevant biographical information and provide confirmation of the nominee’s consent to serve as director. This information should be addressed to the Chief Legal Officer and Secretary, Fluor Corporation, One Enterprise Drive, Aliso Viejo, California 92656. In addition, our Amended and Restated Bylaws permit shareholders to nominate directors for consideration at an annual shareholder meeting. See “Additional Information — Advance Notice Procedures” on page 31 of this proxy statement, and Section 2.04 of our Amended and Restated Bylaws, which are included in the investor relations portion of our website at www.fluor.com.

Director Qualifications

      Our Corporate Governance Guidelines contain Board membership criteria that apply to current directors as well as nominees for director. The Governance Committee reviews the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, at least annually. This assessment takes into consideration issues of diversity, remaining time available to serve and skills. The skills considered include judgment, ability to act on behalf of the shareholders, integrity, reputation, international background, industry experience and an understanding of such areas as marketing, finance, regulation and public policy — all in the context of an assessment of the perceived needs of the Board at that point in time.

Identifying and Evaluating Nominees for Director

      The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Governance Committee through various means, including current Board members, professional search firms, shareholders or other persons. Candidates are evaluated at meetings of the Governance Committee, and may be considered at any point during the year. As described above, the Governance Committee considers properly submitted shareholder nominations for candidates for the Board. If a shareholder properly recommends to the Governance Committee an individual to serve as a director, all recommendations are aggregated and considered by the Governance Committee at a meeting prior to the issuance of the proxy statement for our annual meeting. Any materials provided by a shareholder in connection with the recommendation of a director candidate are forwarded to the Governance Committee, who will consider the recommended nominee in light of the director qualifications discussed above. The Governance Committee also reviews materials provided by professional search firms, if applicable, or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

      In February 2004, Suzanne H. Woolsey was appointed to the Board. Prior to Dr. Woolsey’s appointment, Fluor paid a fee to a professional search firm to identify and assist the Governance Committee in identifying, evaluating and conducting due diligence on potential nominees, and this firm identified and recommended Dr. Woolsey.

Communications with the Board

      Individuals may communicate with the Board and individual directors by writing directly to the Board of Directors c/o Chief Legal Officer and Secretary, Fluor Corporation, One Enterprise Drive, Aliso Viejo, California 92656. Shareholders and other parties interested in communicating directly with the lead independent director or with the independent directors as a group may do so by writing directly to the Lead Independent Director c/o the Chief Legal Officer and Secretary at the above address. The lead independent director will, with the assistance of Fluor’s internal legal counsel, be primarily responsible for monitoring any such communication from shareholders and other interested parties to the Board, individual directors, the lead independent director or the independent directors as a group, and provide copies or summaries of such communications to the other directors as he or she considers appropriate.

      Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the lead independent director considers to be important for the directors to know. The Board will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate.

Board of Directors Meetings and Committees

      During 2004, the Board held six meetings, one of which was an extensive two-day strategic planning session. The Board took action by unanimous written consent once during 2004. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of the Board Committees on which he or she served.

      As discussed earlier, the lead independent director presides over all “executive sessions” of the independent directors. Executive sessions of independent directors must take place at least quarterly according to our Corporate Governance Guidelines. During 2004, the four executive sessions of independent directors were held.

      A Board meeting immediately follows our annual meeting of the shareholders. The Board has a policy that directors attend the annual meeting of shareholders. Nine directors attended the 2004 annual meeting of the shareholders.

      The standing committees of the Board consist of an Audit Committee, Executive Committee, Governance Committee and Organization and Compensation Committee. Each committee has a charter that has been approved by the Board. With the exception of the Executive Committee, each committee must review the appropriateness of its charter and perform a self-evaluation at least annually.

Audit Committee

      The current members of the Audit Committee are Dean R. O’Hare (Chair), James T. Hackett, Kent Kresa, Robin W. Renwick and Suzanne H. Woolsey. All current members qualify, and all members during 2004 qualified, as “independent” within the meaning of SEC regulations, the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. The Board has determined that Mr. O’Hare qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. None of the members serve on the audit committee of more than two other public companies. The Audit Committee held nine meetings during 2004, one of which was to review and approve the Company’s 2003 Annual Report, Form 10-K and proxy materials for the 2004 annual meeting. At the end of the four regular meetings of the Committee, the members of the Audit Committee met privately with the Company’s independent auditor and with the Company’s internal auditors, in each case without the presence of any other Company officers or personnel.

      The Audit Committee acts pursuant to the Audit Committee Charter, which was amended in February 2005. A copy of this charter, as amended, is attached as Appendix A to this proxy statement, and is also available on the investor relations portion of the Company’s website at www.fluor.com. The functions of the Audit Committee and its activities during 2004 are described below under the heading Report of the Audit Committee.

Executive Committee

      When the Board is not in session, the Executive Committee has all of the power and authority of the Board except the power to issue stock, approve mergers with nonaffiliated corporations, declare dividends and certain other powers specifically reserved by Delaware law for the Board only. The current members of the Executive Committee are Alan L. Boeckmann (Chair), Peter J. Fluor, David P. Gardner and Dean R. O’Hare. In 2004, the Executive Committee took action by unanimous written consent on three occasions.

Governance Committee

      The current members of the Governance Committee are David P. Gardner (Chair), Peter J. Fluor, Vilma S. Martinez, Dean R. O’Hare, Joseph W. Prueher, Robin W. Renwick and Suzanne H. Woolsey. All current members qualify, and all members during 2004 qualified, as “independent” within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. During 2004, the Governance Committee held four meetings.

      The Governance Committee is responsible for identifying qualified candidates to become members of the Board and directors qualified to serve on the Company’s committees. The Governance Committee develops, reviews and evaluates background information for any candidates for the Board, including those recommended by shareholders, and makes recommendations to the Board regarding such candidates. For information relating to nominations of directors by our shareholders, see “— Director Nominations” above. The Governance Committee monitors the independence of the directors. The Governance Committee is also responsible for developing and implementing policies and practices relating to corporate governance, including the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics for Members of the Board of Directors. The Governance Committee also oversees the annual evaluation of the Board. The charter of the Governance Committee was amended in February 2005, and is available in the investor relations section of the Company’s website at www.fluor.com.

Organization and Compensation Committee

      The current members of the Organization and Compensation Committee are Peter J. Fluor (Chair), David P. Gardner, James T. Hackett, Kent Kresa and Joseph W. Prueher. All current members qualify, and all members during 2004 qualified, as “independent” within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. The Organization and Compensation Committee held six meetings during 2004, including an extensive full day meeting to review the executive compensation program with its independent consultant.

      The Organization and Compensation Committee is charged with reviewing the Company’s organizational structure, functions of management, and senior management succession planning and recommending the appointment of corporate officers and group executive officers. The Organization and Compensation Committee is also responsible for reviewing general compensation strategy, establishing corporate goals and objectives relevant to the Chief Executive Officer and other key employees, evaluating their achievement of these goals and setting their compensation levels. It also approves and administers the Company’s incentive-compensation plans and equity-based compensation plans, and makes recommendations to the Board regarding these plans. The charter of the Organization and Compensation Committee was amended in February 2005, and is available in the investor relations section of our website at www.fluor.com. The responsibilities of our Organization and Compensation Committee and its activities during 2004 are described in the report of the Organization and Compensation Committee contained in this proxy statement.

Other Matters

      Vilma S. Martinez, a member of our Board, is a partner in the law firm of Munger, Tolles & Olson LLP. Certain subsidiaries of the Company have retained other members of that law firm, who have nationally recognized expertise, to defend them in various legal proceedings during 2002 and have continued to retain such legal counsel relative to such proceedings. Munger, Tolles & Olson LLP has 89 partners, and the fees of approximately $66,000 paid by the Company in 2004 to that firm represent significantly less than 1% of the firm’s gross revenues during its last fiscal year. Ms. Martinez receives distributions based on the firm’s overall earnings and does not have a material interest in the fees paid by the Company.

      Peter J. Fluor, a member of our Board, is the brother of J. Robert Fluor, II, who is our Vice President — Global Public Affairs. J. Robert Fluor, II has been employed by the Company since 1967 and does not perform a policy-making function. During 2004, he received compensation totaling approximately $392,158, and restricted stock with a value of $61,880 on the date of grant. Peter J. Fluor joined our Board in 1984.

      Lord Robin W. Renwick, a member of our Board, receives compensation from the Company in his capacity as the Non-Executive Chairman of Fluor Limited, a wholly-owned subsidiary of the Company located in the United Kingdom. In 2004, Lord Renwick received an annual fee of £30,000 (which amounts to approximately $57,477 based on exchange rates as of December 31, 2004).

      Since July 2002, Fluor has maintained a policy under which no new loans are allowed to be granted to any executive officers or directors of Fluor, and existing loans to these executive officers are not allowed to be extended or modified. Prior to the adoption of this policy, the Company had made the following loans to executive officers of the Company as described below:

	Largest Principal Amount	Principal Amount	Interest
	Outstanding from	Outstanding as of	Bearing/	Nature of
Name(1)	January 1, 2004($)	March 1, 2005($)	Rate	Indebtedness

John L. Hopkins	480,000	paid in full in	No	relocation loan
Group President, Government		March 2004
Mark A. Stevens	544,000	272,000	No	relocation loan	(2)
Group Executive, Project Risk
D. Michael Steuert	700,000	475,000	No	relocation loan	(3)
Senior Vice President and Chief Financial Officer
Jeffery L. Faulk	440,000	paid in full in	No	relocation loan
Group President, Energy and		February 2004
Chemicals

(1)	Messrs. Steuert, Stevens, Hopkins and Faulk are executive officers of the Company. These loans were grandfathered by the Sarbanes-Oxley Act because they were outstanding prior to July 30, 2002, the effective date of the Act.

(2)	Payable in annual payments due on April 1 of each year, the last of which is due in 2007.

(3)	Payable in annual payments due on April 1 of each year, the last of which is due in 2006.

REPORT OF THE AUDIT COMMITTEE

      The charter of the Audit Committee, amended in February 2005, and attached as Appendix A to this proxy statement and also available on the investor relations portion of the Company’s website at www.fluor.com, specifies that the purpose of the Committee is to assist the Board in fulfilling its oversight responsibility relating to the:

•	Company’s accounting, reporting and financial practices, including the integrity of its financial statements;

•	surveillance of administration and financial controls and the Company’s compliance with legal and regulatory requirements;

•	independent auditor’s qualifications and independence;

•	performance of the Company’s internal audit function and independent auditor; and

•	preparation of this report.

      In carrying out these responsibilities, the Audit Committee, among other things, supervises the relationship between the Company and its independent auditor, including making decisions with respect to its appointment or removal, reviewing the scope of its audit services, pre-approving audit engagement fees and non-audit services and evaluating its independence. The Audit Committee oversees and evaluates the adequacy of the Company’s systems of internal and disclosure controls and internal audit function. The Committee has the authority to investigate any matter brought to its attention and may retain outside counsel for such purpose.

      The Committee met nine times during fiscal year 2004. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent auditor and with the Company’s internal auditors, in each case without the presence of the Company’s management.

      As part of its oversight of the Company’s financial statements, the Committee reviewed and discussed with management and Ernst & Young LLP, the Company’s independent auditor, the audited financial statements of the Company for the fiscal year ended December 31, 2004. The Audit Committee discussed with Ernst & Young LLP, who is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States, such matters as are required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), relating to the conduct of the audit. The Committee also has discussed with Ernst & Young LLP, the auditor’s independence from the Company and its management, including the matters in the written disclosures the Committee received from the independent auditor as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and considered the compatibility of non-audit services with the auditor’s independence.

      Based on its review and following discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission. The Audit Committee has also selected Ernst & Young LLP as the Company’s independent auditor for 2005.

Members of the Audit Committee

Dean R. O’Hare	James T. Hackett	Kent Kresa	Robin W. Renwick	Suzanne H. Woolsey

      The Audit Committee has presented this report as of March 2, 2005.

ORGANIZATION AND COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

      This report of the Company’s Organization and Compensation Committee sets forth the Committee’s programs and philosophy with respect to compensation of the Company’s executive officers, including the Company’s five “Named Executive Officers” set forth in the Summary Compensation Table in this proxy statement. The Named Executive Officers are: Mr. Boeckmann, the Company’s Chairman and Chief Executive Officer, as well as Messrs. Steuert, Fisher, Stevens and Hopkins.

      The Company’s executive compensation programs consist of: (1) annual base salary, (2) an annual incentive program, and (3) long-term incentives. Each of these programs is described and discussed in detail below in this report, including the manner in which each program was implemented with respect to 2004. The report begins with a review of the general philosophy behind the Company’s executive compensation programs.

Executive Compensation Philosophy

      The philosophy behind the Company’s executive compensation programs is to:

      Align the interests of executive officers with those of the shareholders. The Committee believes it is appropriate to tie a significant portion of executive compensation to the value of the Company’s stock to more closely align the interests of executive officers to the interests of shareholders.

      Have a significant portion of pay that is performance-based. Fluor expects superior performance, both collectively and individually, and the executive compensation programs are designed to provide rewards when above average Company and individual results are achieved. The Committee believes that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis. The Committee strives to provide the participating executives with a clear and common understanding of Company objectives (financial and non-financial), how objectives are established, and the reward for the achievement of objectives.

      Provide competitive compensation. The Company’s executive compensation programs are designed to attract, retain, and motivate a highly qualified executive team critical to achieving Fluor’s challenging strategic objectives and building shareholder value. The Committee evaluates Company financial performance and actual compensation, and compares the results with data for peer companies, as well as a broader group of general industry companies. In addition to industry, comparability of companies is assessed based on size, complexity, financial performance history, growth, global scope and other relevant factors.

The Executive Compensation Programs

      The Committee targets total compensation for executive officers (the sum of base salary, annual incentive bonus and long-term compensation) to approximate the 50th percentile of selected peer companies, and with superior performance, expects resulting pay levels to approximate the 75th percentile. The Committee has established a peer group to evaluate compensation, and will continue to review during 2005 the appropriateness of the peer group used.

Base Salary

      Base salaries for executive management employees are reviewed on an annual basis or upon changes in responsibilities. In addition to Company peer group pay levels for comparable positions, increases in salary are based upon an evaluation of such factors as the level of responsibility, individual performance and contributions to the Company. During 2004, the Committee considered these factors in approving the salary increases reflected in the Summary Compensation Table for each of the Named Executive Officers, including Mr. Boeckmann.

Annual Incentive Program

      The annual incentive program is the program under which annual incentive bonuses are awarded to executive management employees, including the Named Executive Officers. This program is operated pursuant to the shareholder-approved Fluor Corporation 2003 Executive Performance Incentive Plan.

      Annual incentive bonus awards provide executive management employees the opportunity to earn additional compensation generally for the achievement of objectives for the Company, the groups within the Company, the business lines within the groups, and/or the individual’s own performance during the year. Each of the executive management employees who participate in this program is provided with a target bonus amount, based on a percentage of their salary. This percentage is also based on their respective organizational level and responsibility for achievement of the Company’s strategic goals. Bonus awards for individuals for 2004 were targeted to be in a range from 0% to 200% of their respective target bonus amounts.

      With respect to 2004, the annual incentive program worked in the following manner. After the end of the year, the Company recommended an aggregate bonus amount to the Committee. This aggregate bonus amount was the pool from which the annual incentive bonuses for eligible executive management employees and the Named Executive Officers other than Mr. Boeckmann were paid. This aggregate bonus amount was based on an assessment of the Company’s overall performance during 2004, including goals related to the Company’s earnings and the historic relationship of the aggregate bonus amount as a percentage of Earnings Before Interest and Taxes (EBIT).

      The aggregate bonus amount was presented to and reviewed by the Committee, which then recommended the approval of the aggregate bonus amount to the Board of Directors. Following the Committee’s recommendation of the aggregate bonus amount, the Board of Directors reviewed and approved the aggregate bonus amount. The Company’s senior management determined individual bonus amounts for eligible executive management employees other than the Named Executive Officers. Mr. Boeckmann recommended the individual bonus amounts for the Named Executive Officers other than himself, and the Committee reviewed and approved these amounts. The aggregate of (a) the total individual bonus amounts of the Named

Executive Officers other than Mr. Boeckmann, and (b) the total individual bonus amounts of other eligible executive management employees, was within the limit of the aggregate bonus amount approved by the Board of Directors. As described below, Mr. Boeckmann’s annual incentive bonus is determined by the Committee and must be approved by the Board of Directors, and is paid separate from the aggregate bonus pool.

      The Named Executive Officers have performance objectives under the annual incentive program. With respect to Mr. Boeckmann and Mr. Steuert, the Company’s Senior Vice President and Chief Financial Officer, these performance objectives included the achievement of a specified level of net earnings. In February 2004, the Committee established this performance objective in order to allow any annual bonus awards paid to them to qualify as “performance-based compensation” as defined in Section 162(m) of the Internal Revenue Code, and to further tie the bonus awards to performance measures. In February 2005, the Committee determined that this performance objective had been achieved with respect to Mr. Boeckmann and Mr. Steuert.

      The amount of Mr. Boeckmann’s annual incentive bonus for 2004 under the annual incentive program was specifically determined by the Committee, and was separate from the aggregate bonus pool described above for eligible executive management employees and the Named Executive Officers other than Mr. Boeckmann. The Committee concluded that the Company’s net earnings performance objective for 2004 was achieved, and after reviewing the Company’s achievement of other pre-established measures, including return on assets employed, debt to total capital, net earnings, safety objectives and employee diversity objectives, the Committee determined that the performance of these objectives was above the targeted level overall. Based on this determination and recommendation from the Committee, the Board of Directors approved an annual bonus award for Mr. Boeckmann in the amount of $1,296,800, which is included in the “Annual Bonus” column of the Summary Compensation Table, as specified in footnote 3 of the Summary Compensation Table. The annual incentive bonus awards paid to each of the other Named Executive Officers under the annual incentive program for 2004 are included in the “Annual Bonus” column of the Summary Compensation Table, and the amount of each of these bonuses is specified in footnote 3 of the Summary Compensation Table.

Long-Term Incentives

      The Company’s long-term incentives are designed to encourage creation of long-term value for our shareholders, reward the achievement of superior operating results, facilitate the retention of key management personnel, and align the interests of management and shareholders through equity ownership. Slightly more than half of eligible executive management employees, including all of the Named Executive Officers, received some form of long-term incentive awards for 2004. The long term incentives for 2004 included two basic components, each of which is described and discussed below in this report, and each of which was awarded under the shareholder-approved Fluor Corporation 2003 Executive Performance Incentive Plan: (1) the 2004 Value Driver Incentive Program, and (2) restricted stock grants. In addition, cash payouts were made pursuant to long-term incentive cash programs that were granted in 2002 and 2003, as described below. The Committee believes that the combination of long-term incentives provides a balanced approach in which year-over-year financial performance and long-term increases in shareholder value must be achieved to realize value in these awards. As discussed below, Mr. Boeckmann and the other Named Executive Officers received awards under each component of the long-term incentives for 2004.

      The 2004 Value Driver Incentive Program. In February 2004, the Committee established the 2004 Value Driver Incentive Program. This program provides incentive awards for selected executive management employees, including the Named Executive Officers. The awards under this program are generally payable in cash over a three year period, with the exception of Mr. Boeckmann’s award, which is described below.

      The awards under the 2004 Value Driver Incentive Program were conditioned on the achievement of a performance goal that was based on the amount of the Company’s new awards gross margin dollars for 2004. This performance goal was intended to support the creation of shareholder value. There were four basic levels of achievement of the performance goal under the 2004 Value Driver Incentive Program, each of which represented a new awards gross margin dollar value: a base level, a target level, a high target level and a maximum level.

      Target cash award values under the 2004 Value Driver Incentive Program were established for each participant based upon such participant’s pay grade. The target cash award value for each participant ranged from $65,000 to $2,192,000. Each participant under the 2004 Value Driver Incentive Program was given the opportunity to receive from 0% to 200% of their target cash award value depending on the level to which the performance goal was achieved. If the performance goal was not met, then no awards would be paid. If the performance goal was achieved in the range between the base level and the target level, then participants were eligible to receive a pro-rated amount between 50% and 100% of their respective target cash award value. If the performance goal was achieved in the range between the target level and the high target level, then participants were eligible to receive a pro-rated amount between 100% and 150% of their respective target cash award value. If the performance goal was achieved in the range between the high target level and the maximum level, participants were eligible to receive a pro-rated amount between 150% and 200% of their respective target cash award value.

      In February 2005, the Committee determined that the performance goal was achieved for 2004, and that the achievement was between the high target level and the maximum level. The participants were entitled to awards as a result, and with the exception of Mr. Boeckmann, their awards are payable solely in cash, which shall be deemed vested and earned 25% on December 31, 2004, 25% on December 31, 2005 and 50% on December 31, 2006, respectively. Each portion of a participant’s award is subject to the risk of forfeiture if, prior to the date on which such portion is deemed vested and earned, the participant’s employment with the Company is terminated for any reason other than death, disability or a termination within two years after a change in control of the Company. The awards for the Named Executive Officers other than Mr. Boeckmann under the 2004 Value Driver Incentive Program are included in the Summary Compensation Table, with the first 25% of the cash awards included in the “Annual Bonus” column, and the balance of the awards specified in footnote 3 of the Summary Compensation Table, which will be reported in the year vested and earned.

      Mr. Boeckmann’s award under the 2004 Value Driver Incentive program is payable 50% in cash and 50% in restricted stock. The total cash component of Mr. Boeckmann’s award shall be deemed vested and earned 25% on December 31, 2004, 25% on December 31, 2005 and 50% on December 31, 2006, respectively. The restricted stock component of the award was granted to Mr. Boeckmann in February 2005, at the time when the Committee made its determination of the achievement of the performance goal. This restricted stock will vest 50% on February 5, 2006 and 50% on February 5, 2007. The number of shares of restricted stock granted was calculated based on the fair market value (the average of the high and low) of the Company’s stock on the date that the Committee made its determination of the achievement of the performance goal.

      The cash component of the award for Mr. Boeckmann under the 2004 Value Driver Incentive Program is included in the Summary Compensation Table, with the first 25% of the cash component of the award included in the “Annual Bonus” column, and the balance of the cash component of the award specified in footnote 3 of the Summary Compensation Table, which will be reported in the year vested and earned. The total value of the restricted stock component of Mr. Boeckmann’s award is included in the “Restricted Stock Awards” column of the Summary Compensation Table, as specified in footnote 5 of the Summary Compensation Table. As is the case with the other participants under the 2004 Value Driver Incentive Program, each portion of Mr. Boeckmann’s award is subject to the risk of forfeiture if, prior to the date on which such portion is deemed vested and earned (in the case of cash) or vests (in the case of restricted stock), Mr. Boeckmann’s employment with the Company is terminated for any reason other than death, disability or a termination within two years after a change in control of the Company, and in the case of the restricted stock, his retirement at or after normal retirement age is also an exception.

      Restricted Stock Grants. During 2004 there were three types of restricted stock awards granted by the Committee: (1) restricted shares that vest at a rate of 25% per year; (2) restricted shares that the Committee calls “career shares” which vest ten years after the date on which the shares are granted; and (3) restricted shares which vest four years after the date on which the shares are granted. The executive officers to whom the Committee granted restricted shares are generally categorized as follows. The Committee granted restricted shares that vest 25% per year to all of the Named Executive Officers as well as to other executive management employees. The Committee also granted career shares to all of the Named Executive Officers as well as to other executive management employees. The award of career shares is specifically intended to encourage retention of key management talent. The Committee granted restricted shares that vest four years after the date on which the shares are granted generally to only those executive officers who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, which includes all of the Named Executive Officers. The vesting of the restricted stock described in this paragraph is conditioned on continued employment, except in the case of death, retirement at or after normal retirement age, disability or for any reason within two years after a change in control of the Company.

      The total value of the restricted shares awarded to the Named Executive Officers is included in the “Restricted Stock Awards” column of the Summary Compensation Table, and in the case of Mr. Boeckmann this value reported also includes the value of those restricted shares granted to him under the 2004 Value Driver Incentive Program as referenced above. It is the Committee’s intent that all amounts for Named Executive Officers are to be awarded as long-term incentives and qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. To that end, the restricted stock awards made to the Named Executive Officers of the Company were subject to forfeiture if the Company failed to achieve specified performance levels of net earnings for the year, except with respect to those shares of restricted stock specifically granted to Mr. Boeckmann under the 2004 Value Driver Incentive Program as referenced above, which were granted based on the achievement of a prior performance measure. The Committee did not grant any stock options in 2004, although stock options have been granted in the past as long-term incentives, and may again be granted at some point in the future.

      Cash Payouts under Pre-Established Long-Term Cash Incentive Programs. The Committee approved payouts to the Named Executive Officers pursuant to two long-term cash incentive programs granted to the Named Executive Officers in 2002 and 2003, respectively: (1) the 2002-2004 long-term cash incentive program; and (2) the 2003-2005 long-term incentive cash program. These payouts were based on the achievement of pre-established cash performance measures. First, the Named Executive Officers each received a cash payout under the 2002-2004 long-term incentive cash program for 2004 performance. This program entitles participants to receive awards in each of the three years covered by the program if a performance measure for the year in question is achieved. This performance measure is based on the amount of the Company’s new awards gross margin dollars. The amounts awarded under this program to the Named Executive Officers for 2004 are included in the “Annual Bonus” column of the Summary Compensation Table, and the amount of each of these awards is specified in footnote 3 of the Summary Compensation Table. Second, the Named Executive Officers each received an interim cash payout under the 2003-2005 long-term incentive cash program for 2004 interim performance. The 2003-2005 long-term incentive cash program is subject to performance over the three-year period ending December 31, 2005, based on threshold and maximum target goals, with possible interim payouts for interim annual performance. The interim annual performance measure is based on the amount of the Company’s new awards gross margin dollars. The amount of the interim awards to the Named Executive Officers for 2004 under the 2003-2005 long-term incentive cash program appear in the “LTIP Payouts” column of the Summary Compensation Table.

Deferred Compensation Program

      Certain executive management employees, including the Named Executive Officers, are eligible to defer the payment of all or any portion of their base salaries or any cash awards they may receive under the annual incentive program, the 2004 Value Driver Incentive Program or the pre-established long-term cash incentive programs discussed above, pursuant to the Fluor Executive Deferred Compensation Program. Under this program, deferred amounts are valued as if invested in one or more of 14 investment funds, each of which may appreciate or depreciate in value over time. Participants in the program may defer payments until the termination of their employment, or until the expiration of any deferral period that they specify in advance in accordance with the terms of the program, whichever first occurs, or they may otherwise accept an earlier withdraw in accordance with the program, subject to applicable law.

Other Compensation

      To facilitate management continuity, the Company previously entered into incentive/retention arrangements with certain Named Executive Officers, including Mr. Boeckmann. These agreements, including a description of the incentives available and amounts paid or awarded thereunder, are described on pages 24 through 25 of this proxy statement. In addition, the Company provides certain other benefits to executive management employees, including the Named Executive Officers. These benefits, in the case of the Named Executive Officers, include the opportunity to participate in the Fluor Executive Deferred Compensation Program described above, Company contributions and allocations above the Internal Revenue Service’s qualified plan limitations, automobile allowances, tax and financial planning reimbursement and Company-owned life insurance policies. During 2004, Mr. Boeckmann was also provided with a director life insurance policy. In addition, Mr. Hopkins was reimbursed for relocation expenses in connection with Company-initiated relocation.

Compliance with Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s Chief Executive Officer and the four other most highly compensated officers. Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). It is the Committee’s general intent that amounts to be awarded under its annual incentive program and long-term incentive programs qualify as performance-based compensation under Section 162(m); the Company may from time to time pay amounts that are not deductible to meet hiring, retention or other compensation objectives.

Stock Ownership Guidelines

      In an effort to more closely link executives’ financial interests with those of shareholders, the Committee has established executive officer stock ownership guidelines for key executive management. Under these guidelines, the executive officers are expected to own Fluor stock valued at between one-half and five times (for the Chief Executive Officer) their individual base salary amounts, depending upon their position in the Company. Executives subject to these guidelines are expected to meet or exceed the guideline within three to five years of entering such position. As of the date of this report, the Named Executive Officers are in compliance with these stock ownership guidelines.

Review of Executive Compensation Programs/Changes for 2005

      In late 2004, the Organization and Compensation Committee approved the design of the 2005 executive compensation programs, including performance measurements used to incentivize management, the peer group used for pay comparisons, the overall program design and the Committee’s executive compensation objectives. To assist in these efforts, the Committee retained Frederic W. Cook & Co. as its independent advisor to work directly with the Committee. The Committee also analyzed which financial performance measures create and sustain shareholder value over-time. The Committee also reviewed the entire executive compensation program design with specific emphasis on the long-term incentive programs.

      The Committee approved the establishment of measures that the Committee believes are appropriate to use for the Company’s long-term incentives for 2005. In addition, the Committee established a new incentive program called the Relative Performance Program. Mr. Boeckmann and the other Named Executive Officers, as well as certain executive officers who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, are eligible to participate in this program. The program is operated pursuant to the shareholder-approved Fluor Corporation 2003 Executive Performance Incentive Plan. The intent of the program is to tie eligible executives’ pay to performance by comparing the total shareholder return of the Company to companies in the Standard & Poor Midcap 400 Index.

      For executives to be eligible for payment under the Relative Performance Program, the Company must first achieve a specified earnings target and the Company’s total shareholder return must be positive. If the earnings target is achieved and the total shareholder return for the applicable period is positive, then over a three year period, the performance of the Company and companies in the Standard & Poor Midcap 400 Index will be compared by calculating the 30-day average stock price of the 30 day period prior to the beginning of the performance period and during the last 30 days of the performance period plus any dividends paid during the performance period. The Company’s performance at the end of the performance period will then be compared to the performance of the companies in the Standard & Poor Midcap 400 Index at the end of the performance period, which will result in the Company being assigned a total shareholder return ranking. Based on this ranking, an eligible executive will be entitled to receive anywhere from 0% to 200% of a pre-determined target ranging from $90,000 to $850,000 depending upon the Company’s percentile ranking against the companies in the Standard & Poor Midcap 400 Index. An award under this program would then be payable in cash, if at all, in early 2008 (unless any such payment is deferred under the Fluor Executive Deferred Compensation Program by any of those executives eligible to do so under that program).

      The 2005 executive compensation programs will reflect all of the changes referenced above, as well as the continued use of career shares to further encourage the retention of executive management talent.

Conclusion

      The Committee has reviewed the executive compensation programs, including the compensation of each of the Named Executive Officers under these programs. A summation setting forth the components of compensation and their total dollar amounts for each of the Named Executive Officers was reviewed as part of this process. Based on the Committee’s review, the Committee concluded that the total compensation of the Named Executive Officers for 2004 was appropriate in the aggregate. The Committee is satisfied that the compensation and long-term incentives provided to the executives of the Company are structured and operated to provide competitive compensation opportunities, promote the strategic objectives of the Company by tying pay to performance and aligning the long-term best interests of the Company and its shareholders. The executive compensation programs will continue to be reviewed regularly and, if necessary, changed, in a continuous effort to support the strategic business objectives of the Company and Fluor’s vision to be the preeminent leader in the global services marketplace through the delivery of world-class solutions to clients.

Organization and Compensation Committee

Peter J. Fluor	David P. Gardner	James T. Hackett	Kent Kresa	Joseph W. Prueher

      The Organization and Compensation Committee has presented this report as of March 1, 2005.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

      The following table shows, for the last three fiscal years, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to each of the Named Executive Officers in all capacities in which they served.

Summary Compensation Table

					Long-Term Compensation

					Awards
		Annual Compensation
					Restricted	Securities	Payouts
				Other Annual	Stock	Underlying	LTIP	All Other
	Fiscal	Salary	Bonus	Compensation	Awards	Options/	Payouts	Compensation
Names and Principal Positions	Year	($)(1)(2)	($)(1)(3)	($)(4)	($)(5)	SARs (#)	($)(1)(6)	($)(7)

Alan L. Boeckmann	2004	1,024,930	2,110,225	37,319	4,545,254	0	305,700	3,008,950
Chairman and Chief Executive Officer	2003	926,946	1,517,600	175,514	2,040,900	212,500	195,000	334,858
	2002	828,689	1,421,500	128,036	757,605	128,000	0	240,339
D. Michael Steuert	2004	620,683	1,036,250	34,783	1,047,200	0	101,900	137,573
Senior Vice President and	2003	566,947	607,200	58,199	360,125	37,500	65,000	129,884
Chief Financial Officer	2002	538,491	667,400	64,425	148,550	25,000	0	102,083
Lawrence N. Fisher	2004	531,257	835,275	16,583	785,400	0	91,700	89,732
Chief Legal Officer and Secretary	2003	491,563	496,000	35,100	312,300	32,500	58,500	84,580
	2002	463,360	539,100	71,104	130,724	22,000	0	81,441
Mark A. Stevens	2004	471,936	671,850	31,856	628,320	0	61,200	541,871
Group Executive, Project Risk	2003	426,942	422,500	41,488	216,651	22,500	39,000	116,349
	2002	388,579	459,200	69,160	89,130	15,000	0	46,865
John L. Hopkins	2004	475,402	558,625	285,075	314,160	0	61,200	72,874
Group President, Government	2003	450,029	346,300	42,813	216,651	22,500	39,000	111,428
	2002	450,029	320,500	514,885	89,130	15,000	0	111,241

(1)	Includes cash compensation earned and received by Named Executive Officers as well as amounts earned but deferred pursuant to the Fluor Corporation Executive Deferred Compensation Plan at the election of those officers.

(2)	The amounts reflected in the “Salary” column are based on 27 payments made during 2004, whereas typically in years past there were only 26 payments made during a year.

(3)	Includes annual incentive awards for 2004 performance, annual payments for the 2002-2004 long-term incentive cash program, and the 2004 payment for the 2004 Value Driver Incentive Plan. The total amounts shown in this column for fiscal year 2004 consist of the following: (i) Mr. Boeckmann: $1,296,800 — annual incentive, $366,800 — 2002-2004 long-term incentive cash program payment for 2004 performance, and $446,625 — 2004 Value Driver Incentive program cash payment for 2004 performance. The 2004 Value Driver Incentive program for Mr. Boeckmann is paid 50% in cash and 50% in restricted stock. The 2004 Value Driver Incentive program cash payment for 2004 represents 25% of the cash value. If it is deemed vested and earned, the remaining 75% of the cash value will be paid $446,625 for 2005, and $893,250 for 2006. The 50% of the award that is paid in restricted stock is disclosed in the Restricted Stock Awards column; (ii) Mr. Steuert: $533,700 — annual incentive, $135,800 — 2002-2004 long-term incentive cash program payment for 2004 performance, and $366,750 — 2004 Value Driver Incentive program cash payment for 2004 performance. The 2004 Value Driver Incentive program cash payment for 2004 represents 25% of the cash value. If it is deemed vested and earned, the remaining 75% of the cash value will be paid $366,750 for 2005, and $733,500 for 2006; (iii) Mr. Fisher: $440,700 — annual incentive, $119,500 — 2002-2004 long-term incentive cash program payment for 2004 performance, and $275,075 — 2004 Value Driver Incentive program cash payment for 2004 performance. The 2004 Value Driver Incentive program cash payment for 2004 represents 25% of the cash value. If it is deemed vested and earned, the remaining 75% of the cash value will be paid $275,075 for 2005, and $550,150 for 2006; (iv) Mr. Stevens: $370,300 — annual incentive, $81,500 — 2002-2004 long-term incentive cash program payment for 2004 performance, and $220,050 — 2004 Value Driver Incentive program cash payment for 2004 performance. The 2004 Value Driver Incentive program cash payment for 2004 represents 25% of the cash value. If it is deemed vested and earned, the 75% of the cash value will be paid $220,050 for 2005, and $440,100 for 2006; (v) Mr. Hopkins: $367,100 — annual incentive, $81,500 — 2002-2004 long-term incentive cash program payment for 2004 performance, and $110,025 — 2004 Value Driver Incentive program cash payment for 2004 performance. The 2004 Value Driver Incentive program cash payment for 2004 represents 25% of the cash value. If it is deemed vested and earned, the remaining 75% of the cash value will be paid $110,025 for 2005, and $220,050 for 2006.

(4)	Includes restricted unit payments in cash for the benefit of each Named Executive Officer in 2002 and 2003 to compensate for tax withholdings as a result of the lapse of restrictions on related restricted stock held by such Named Executive Officer and perquisites for each Named Executive Officer in 2002, 2003 and 2004. The value of the restricted units which vested in 2003 and 2002 for each Named Executive Officer consisted of the following: (i) Mr. Boeckmann — $122,506 and $70,927 in 2003 and 2002, respectively, (ii) Mr. Steuert — $24,069 and $21,456 in 2003 and 2002, respectively, (iii) Mr. Fisher — $21,619 and $52,956 in 2003 and 2002, respectively, (iv) Mr. Stevens — $14,413 and $16,428 in 2003 and 2002, respectively, and (v) Mr. Hopkins — $14,413 and $10,752 in 2003 and 2002, respectively. In March 2003, all outstanding restricted units were exchanged for shares of restricted stock which have the same vesting schedule as the restricted units that were exchanged and cancelled. The values reported in this column also include the following perquisites: (i) Mr. Boeckmann: auto allowance — $22,800, $22,800 and $22,200 in 2004, 2003 and 2002, respectively, tax and financial planning benefit — $13,347, $20,000 and $7,756 in 2004, 2003 and 2002, respectively, air charter income and related tax gross up — $0, $9,044 and $21,322 in 2004, 2003 and 2002, respectively, and other miscellaneous perquisites — $1,172, $1,164 and $5,831 in 2004, 2003 and 2002, respectively; (ii) Mr. Steuert: auto allowance — $16,800, $16,800 and $16,800 in 2004, 2003 and 2002, respectively, tax and financial planning benefit — $17,000, $15,094 and $0 in 2004, 2003 and 2002, respectively, air charter income and related tax gross up — $0, $1,261 and $0 in 2004, 2003 and 2002, respectively, reimbursement for relocation expenses and related tax gross ups — $0, $0 and $20,527 in 2004, 2003 and 2002, respectively, and other miscellaneous perquisites — $983, $975 and $5,642 in 2004, 2003 and 2002, respectively; (iii) Mr. Fisher: auto allowance — $15,600, $9,600 and $9,600 in 2004, 2003 and 2002, respectively, tax and financial planning benefit — $0, $2,906 and $2,906 in 2004, 2003 and 2002, respectively, and other miscellaneous perquisites — $983, $975 and $5,642 in 2004, 2003 and 2002, respectively; (iv) Mr. Stevens: auto allowance — $15,600, $9,600 and $9,600 in 2004, 2003 and 2002, respectively, tax and financial planning benefit — $15,273, $16,500 and $20,250 in 2004, 2003 and 2002, respectively, reimbursement for relocation expenses and related tax gross ups — $0, $0 and $17,240 in 2004, 2003 and 2002, respectively, and other miscellaneous perquisites — $983, $975 and $5,642 in 2004, 2003 and 2002, respectively; and (v) Mr. Hopkins: auto allowance — $9,600, $9,600 and $9,600 in 2004, 2003 and 2002, respectively, tax and financial planning benefit — $6,000, $16,500 and $15,750 in 2004, 2003 and 2002, respectively, and air charter income and related tax gross up — $0, $0 and $1,180 in 2004, 2003 and 2002, respectively, reimbursement for relocation expenses and related tax gross ups — $268,492, $1,325 and $471,961 in 2004, 2003 and 2002, respectively, and other miscellaneous perquisites — $983, $975 and $5,642 in 2004, 2003 and 2002, respectively. The Company adopted an incremental cost methodology for SEC reporting purposes for 2004 with respect to the use of chartered aircraft, the application of which resulted in no incremental cost to the Company during 2004. The air charter amounts reported for 2003 and 2002 were calculated based on the Standard Industrial Fare-Level (SIFL) tables found in the tax regulations. The Company will continue using SIFL for tax reporting purposes.

(5)	Amounts shown represent the market value of restricted stock granted as long-term compensation in 2004 at the date of grant, without giving effect to the diminution in value attributable to the restrictions on such stock. In fiscal years 2002, 2003 and 2004, the Company awarded 40,900, 109,220 and 145,575 shares, respectively, to all Named Executive Officers as a group as long-term compensation. Restricted stock granted in fiscal year 2002 vests at the rate of 25% per year. Restricted stock granted in fiscal year 2003 consists of restricted shares which vest at the rate of 25% per year and “career shares” which vest at the end of 10 years. The amounts shown in the Table for 2003 exclude restricted stock issued in March 2003 in exchange for previously awarded restricted units. Restricted stock granted in fiscal year 2004 consists of restricted shares which vest at the rate of 25% per year, restricted shares which vest at the end of four years, and “career shares” which vest at the end of 10 years. As part of the payment for the 2004 Value Driver Incentive plan, Mr. Boeckmann was granted 33,948 restricted shares representing $1,776,838 based on the date of grant. The shares represent 50% of the 2004 Value Driver Incentive plan which is paid in restricted stock, and are subject to vesting 50% in 2006 and 50% in 2007. As of December 31, 2004, the total restricted stock holdings and the market value of such shares as of such date for each of the above Named Executive Officers consisted of the following: (i) Mr. Boeckmann: 154,772 shares with a value of $8,436,622; (ii) Mr. Steuert: 43,015 shares with a value of $2,344,748; (iii) Mr. Fisher: 38,722 shares with a value of $2,110,736; (iv) Mr. Stevens: 54,478 shares with a value of $2,969,596; and (v) Mr. Hopkins: 17,655 shares with a value of $962,919. Dividends are paid to all shareholders of record, including holders of restricted stock.

(6)	Includes cash payments under the 2003-2005 long-term incentive program, payable subject to performance over the three year period ending December 31, 2005, based on threshold and maximum target performance goals. The amount reported as LTIP Payout for fiscal year 2004 reflects the annual payout for interim performance, consistent with the terms of the award agreement. Annual payments pursuant to the 2002-2004 long-term incentive program and the 2004 Value Driver Incentive program are reported under “Bonus.”

(7)	The total amounts shown in this column for fiscal year 2004 consist of the following: (i) Mr. Boeckmann: $105,616 — Company contributions and allocations to defined contribution plans and related excess benefit plans; $170,933 — Benefit attributable to Company-owned life insurance policy and related imputed income, and the cash portion and investment return of the retention award made to Mr. Boeckmann in 2000 totaling $2,732,401 which vested in 2004; (ii) Mr. Steuert: $52,030 — Company contributions and other allocations to defined contribution plans and related excess benefit plans; $85,543 — Benefit attributable to Company-owned life insurance and related imputed income; (iii) Mr. Fisher: $42,840 — Company contributions and other allocations to defined contribution plans and related excess benefit plans; $46,892 — Benefit attributable to Company-owned life insurance and related imputed income; (iv) Mr. Stevens: $38,546 — Company contributions and other allocations to defined contribution plans and related excess benefit plans, and the cash portion and investment return of the retention award made to Mr. Stevens in 2000 totaling $503,325 which vested in 2004; and (v) Mr. Hopkins: $33,734 — Company contributions and other allocations to defined contribution plans and related excess benefit plans; and $39,140 — Benefit attributable to Company-owned life insurance and related imputed income. Certain amounts reported in prior years under “All Other Compensation” are set forth and itemized under “Other Annual Compensation” for the applicable year.

Stock Options

      No stock options were granted to the Named Executive Officers during the fiscal year ended December 31, 2004.

Option Exercises and Holdings

      The following table sets forth information with respect to the Named Executive Officers, concerning the exercise of options during fiscal year 2004 and unexercised options held as of the end of fiscal year 2004:

Aggregated Option Exercises in Fiscal Year 2004

and Fiscal Year End Option Value

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Number of		Options at Fiscal Year End		at Fiscal Year End(1)
	Shares Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Alan L. Boeckmann	112,165	$1,899,579	311,300	75,600	$7,404,709	$1,715,352
D. Michael Steuert	37,500	601,875	12,500	12,500	313,688	313,688
Lawrence N. Fisher	51,844	907,275	23,925	18,975	225,374	351,170
Mark A. Stevens	17,594	355,487	35,625	9,375	820,463	205,875
John L. Hopkins	38,000	472,927	4,000	11,500	67,980	256,193

(1)	Market value of underlying securities at fiscal year-end, minus the exercise price. The market value is the average of the highest and lowest trading values of Fluor common stock on December 31, 2004.

Employment Contracts and Termination of Employment Arrangements

      Mr. Boeckmann. In 2000, the Company had provided Mr. Boeckmann with an incentive/retention arrangement whereby Mr. Boeckmann could have earned up to $5,000,000, divided into two components. The first component of the award was incentive-based and was made up of a combination of 105,329 shares of restricted stock (as adjusted for the spin-off from Massey) and 70,220 tandem restricted units (as adjusted for the spin-off from Massey). The grant of these awards was based upon the Company exceeding pre-established annual performance objectives. Twenty-five percent of the award amount was earned if the established objectives were achieved at the end of each fiscal year. If the annual objective was not achieved, that portion of the award was forfeited. The objectives for 2000 were not met and the corresponding portion of the award was forfeited. The objectives for 2001 were met. In 2002, the objectives were 75% met and 25% of the corresponding portion of the award was forfeited. In 2003, the objectives were 87.5% met and 12.5% of the corresponding portion of the award was forfeited. In the aggregate, 115,205 shares of restricted stock were received under this plan and have vested. All restricted units were exchanged for restricted stock during fiscal year 2003. The entire incentive award was subject to forfeiture should Mr. Boeckmann have voluntarily terminated his employment with the Company before January 1, 2004.

      The second component of the award was retention-based. Mr. Boeckmann earned $2,500,000 (plus investment return on amounts conditionally credited to him on a pro-rata basis during the term of the arrangement), which was credited into Mr. Boeckmann’s account in the Fluor Executive Deferred Compensation Program because he remained continuously employed by the Company until January 1, 2004. In the event Mr. Boeckmann’s employment had terminated prior to such vesting date for any reason other than death, disability, a Company-initiated reduction in force, or following a change in control, then all of the amount would have been forfeited. The amount of this second component is included in the “All Other Compensation” column of the Summary Compensation Table, as specified in footnote 7 of the Summary Compensation Table.

      Mr. Steuert. In connection with Mr. Steuert joining the Company, Fluor agreed to provide him with one year’s pay at his current base salary if he is terminated by the Company for any reason, except for cause. If he retires from the Company, he will receive one year’s pay, at his then current base salary as a supplemental retirement benefit.

      Mr. Stevens. In 2000, the Company had provided Mr. Stevens with an incentive/retention arrangement whereby Mr. Stevens could have earned up to $1,000,000, divided into two components. The first component of the award was incentive-based and was made up of a combination of 10,000 shares of restricted stock (as adjusted for the spin-off from Massey) and 6,700 tandem restricted units (as adjusted for the spin-off from Massey). The grant of these awards was based upon the Company exceeding pre-established annual performance objectives. Twenty-five percent of the award amount was earned if the established objectives were achieved at the end of each fiscal year. If the annual objective was not achieved, that portion of the award was forfeited. The objectives for 2001 and 2002 were met. In 2003, the objectives were 87.5% met and 12.5% of the corresponding portion of the award was forfeited. The objectives for 2004 were met. In the aggregate, 28,120 shares of restricted stock were received under this plan and have vested. All restricted units were exchanged for restricted stock during fiscal year 2003. The entire incentive award was subject to forfeiture should Mr. Stevens have voluntarily terminated his employment with the Company before December 31, 2004.

      The second component of the award was retention-based. Mr. Stevens earned $500,000 (plus investment return on amounts conditionally credited to him on a pro-rata basis during the term of the arrangement), which was credited into Mr. Stevens’ account in the Executive Deferred Compensation Program because he remained continuously employed by the Company until December 31, 2004. In the event Mr. Stevens’ employment had terminated prior to such vesting date for any reason other than death, disability, a Company-initiated reduction in force, or following a change in control, then all of the amount would have been forfeited. The amount of this second component is included in the “All Other Compensation” column of the Summary Compensation Table, as specified in footnote 7 of the Summary Compensation Table.

Change of Control Provisions in Certain Plans

      Under the Company’s “stock plans,” which provide for stock options, restricted stock, stock unit awards, and SARs, restrictions on exercisability and transferability which are premised on continued service with the Company or its subsidiaries lapse if the holder’s employment is terminated for any reason within two years following a “Change of Control” of the Company. A change of control of the Company shall be deemed to have occurred if (1) a third person, including a “group,” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires shares of the Company having twenty-five percent or more of the total number of votes that may be cast for the election of directors of the Company; (2) as a result of any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company or (3) such other events as the Company’s Organization and Compensation Committee of the Board of Directors from time to time may specify.

      Pursuant to the Fluor Executives’ Supplemental Benefit Plan, select Fluor executive officers have Company-owned life insurance, which upon a change of control and the occurrence of adverse employment conditions (such as termination of employment, or forced relocation) provides for a lump-sum payment of benefits. The amount of the payment would vary with the age of the recipient and years of service with the Company.

Defined Benefit Pension Plan

      Fluor maintains a tax-qualified, noncontributory defined benefit cash balance pension plan, called the Fluor Corporation Employee’s Defined Retirement Plan, for salaried employees who have completed one year of service. Amounts payable upon retirement are based on a participant’s account balance and age at the time of retirement. Account balances are “credited” monthly based generally upon the participant’s credited years of service, age and a percentage of qualifying compensation. Retirement benefits are non-forfeitable after five years of service. Assuming each of our Named Executive Officers retires from the Company at age 65, salaries increase by 4% annually and the average annual interest rate is 4%, and based upon the existing account balances, Messrs. Boeckmann, Steuert, Fisher, Stevens and Hopkins would receive annual annuities of approximately $18,590, $11,179, $11,513, $27,729 and $26,149, respectively under the defined benefit plan.

Performance Graph

      The following graph depicts the Company’s total return to shareholders from January 1, 2000 through December 31, 2004, relative to the performance of the S&P 500 Composite Index and the Dow Jones Heavy Construction Industry Group Index (“DJ Heavy”), which is a published industry index. This graph assumes the investment of $100 on January 1, 2000 in each of Fluor Corporation, the S&P 500 Composite Index and the Dow Jones Heavy Construction Industry Group, and the reinvestment of dividends paid since that date. Returns for 2000 and 2001 reflect the reverse spin-off from Massey. Shares of Massey held on November 30, 2000 are treated as dividends on the shares of Company stock distributed on that date. The market value of such Massey shares is treated as having been reinvested in Company stock on December 1, 2000. For this purpose, stock values are based on the average of the high and low prices for Massey shares or Company shares, as applicable, on December 1, 2000.

	1999	2000	2001	2002	2003	2004

Fluor	$100.00	$102.92	$118.16	$90.25	$130.16	$181.64
S&P 500	$100.00	$90.97	$80.19	$62.57	$80.32	$88.94
DJ Heavy	$100.00	$134.66	$142.01	$132.23	$158.70	$177.43

DIRECTORS’ FEES

      Nine of the ten current directors are not salaried employees of the Company or its subsidiaries. For their services in 2004, those directors were paid a retainer at the annual rate of $40,000, plus an additional annual retainer of $5,000 for the Chair of the Governance Committee and for the Chair of the Organization and Compensation Committee and an annual retainer of $10,000 for the Chair of the Audit Committee, plus a fee of $2,000 per day for each day upon which one or more Board or Board Committee meetings are attended. In 2004, each such director also received a $2,000 annual California tax allowance. During 2005, however, this payment was eliminated, and the annual retainer was increased to $42,000. The lead independent director is also paid an additional $30,000 per year. In addition, each director receives a $75,000 supplemental life insurance policy. Salaried employees receive no additional compensation for their services as directors.

      Directors are permitted to defer receipt of directors’ fees until their retirement or other termination of status as a director, pursuant to the Fluor Corporation Deferred Directors’ Fees Program. Directors may elect to have deferred amounts valued as if invested either wholly or partially in Company stock or one or more of 14 investment funds, and directors electing the Company stock valuation for deferrals and maintaining that election continuously for five years earn a 25% premium on the deferred amount “invested” in Company stock. All of the directors who deferred fees in 2004 elected the Company stock valuation method for at least half of their deferral.

      Pursuant to the 2000 Restricted Stock Plan for Non-Employee Directors, as amended by the shareholders in 2004, when non-employee directors join the Board, the plan allows them to receive up to 2,500 shares of restricted common stock and restricted units in an amount determined by the Organization and Compensation Committee, which are payable in cash to assist in satisfying related income tax liabilities. Awards are made on a date determined by the Committee following appointment. Restrictions lapse and units become earned and payable immediately on 20% of the award on the date of grant, and then on 20% of the award on each of the four succeeding annual anniversaries of the date of grant. Suzanne H. Woolsey received 1,500 shares of restricted common stock and 1,000 restricted units in connection with joining the Board of Directors in February 2004.

      Non-employee directors also receive annual grants under the plan of up to 2,500 shares of restricted stock and related restricted units in an amount determined by the Organization and Compensation Committee which are payable in cash to assist in satisfying related income tax liabilities under the 2000 Restricted Stock Plan for Non-Employee Directors. These grants are generally made as of the date of the annual meeting of shareholders. The 2005 annual grant is expected to reflect a total market value of $71,000 payable in restricted stock and related restricted units as of the date of the Annual Meeting. Restrictions on annual awards made under the 2000 Restricted Stock Plan for Non-Employee Directors after January 2002 lapse at the rate of 20% per year over five years. If a director leaves Board service, the portion of any award remaining subject to restrictions is forfeited. Restrictions immediately lapse, however, if a director attains the age for mandatory retirement (72 years), obtains Board approval for early retirement, dies, becomes permanently and totally disabled, or a change of control of the Company occurs.

      In March 2003, a committee of disinterested directors determined that non-employee directors who received restricted shares on March 11, 1997 in consideration of the cancellation of the Fluor Corporation Retirement Plan for Outside Directors could make an irrevocable election to surrender such shares upon their retirement, death or disability. The five eligible directors made such an election. In lieu of these shares, these directors will receive the amount of their respective accrued retirement benefits at the time of the cancellation of the retirement plan upon their retirement, death or disability. These benefits equal the retainer fees at the time of cancellation multiplied by the number of years such director had served prior to the cancellation of the plan. This amount will be paid in a lump sum (reduced to present value based on the 10-year Treasury rate) at retirement.

RATIFICATION OF APPOINTMENT OF AUDITOR

Proposal 2

      Our Audit Committee is asking shareholders to ratify its appointment of Ernst & Young LLP as our independent auditor to audit the financial statements of the Company for the fiscal year ending on December 31, 2005. In the event the shareholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Fluor and its shareholders.

      A representative of Ernst & Young LLP is expected to be present at the meeting and be available to respond to appropriate questions and, although that firm has indicated that no statement will be made, an opportunity for a statement will be provided.

Audit and Other Fees

      The following table presents aggregate fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for fiscal years 2004 and 2003, and fees billed for other services provided by Ernst & Young for fiscal years 2004 and 2003.

	Fiscal Year Ended
	(in millions)

	2004	2003

Audit Fees	$6.5	$3.8
Audit-Related Fees(1)	0.8	1.0
Tax Fees(2)	0.3	1.9
All Other Fees(3)	0.3	1.1

Total Fees Paid	$7.9	$7.8

(1)	Includes pension plans, accounting and reporting consultations, acquisition audits and advisory services regarding Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Tax Fees for 2004 and 2003 consisted of $0.2 million and $1.4 million, respectively, of tax compliance services (including preparation and filing of expatriate tax returns and preparation and filing of non-U.S. tax returns) and $0.1 million and $0.5 million in 2004 and 2003, respectively, of tax consulting services (principally tax support outside of the United States).

(3)	Principally government contracts services.

      All non-audit services were reviewed by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Audit Committee’s Pre-Approval Policy

      The Audit Committee of our Board of Directors has policies and procedures for the pre-approval of all audit and non-audit services to be provided by our independent auditor and for the prohibition of certain services from being provided by the independent auditor. We may not engage our independent auditor to render any audit or non-audit service unless the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. On an annual basis, the Audit Committee may pre-approve services that are expected to be provided to Fluor by the independent auditor during the fiscal year. At the time such pre-approval is granted, the Audit Committee specifies the pre-approved services and establishes a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy. For any pre-approval, the Audit Committee considers whether such services are consistent with the rules of the Securities and Exchange Commission on auditor independence. Management provides the Audit Committee a quarterly report listing service performed by and fees paid to the independent auditor during the current fiscal year and previous quarter.

      If the cost of any service exceeds the pre-approved monetary limit, such service must be approved by the Audit Committee. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve any audit or non-audit services to be provided to Fluor by the independent auditor for which the cost is less than $500,000. The Chair must report any pre-approval pursuant to the delegation of authority to the Audit Committee at its next scheduled meeting.

Board Recommendation

      The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as independent auditor for the fiscal year ending December 31, 2005.

SHAREHOLDER PROPOSAL FOR MAJORITY VOTE STANDARD IN DIRECTOR ELECTIONS

Proposal 3

      The Massachusetts State Carpenters Pension Fund, located at 350 Fordham Road, Wilmington, Massachusetts 01887, is the beneficial owner of 1,100 shares of Fluor common stock and has notified us that it intends to introduce the following resolution at the Annual Meeting:

      Resolved: That the shareholders of Fluor Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

      Supporting Statement: Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

      Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

      Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

      It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.

      We urge your support of this important director election reform.

Board of Directors’ Response

      After careful consideration of the proposal, the Board does not believe that it is in the best interests of shareholders to initiate the appropriate process to amend Fluor’s bylaws and amended and restated certificate of incorporation to require a majority vote standard in the election of directors, and recommends that you vote AGAINST the proposal.

      Fluor has a history of electing, by a plurality, strong and independent Boards. The plurality voting standard is the accepted standard for the election of directors of publicly-traded companies, and the Board believes that the standard is fair and impartial in that it applies equally to any candidate who is nominated for election to the Board.

      Fluor’s plurality voting standard is in accordance with the law of Delaware. It provides that a plurality of the votes cast shall be sufficient to elect in the election of directors. This means that the nominees for director receiving the highest number of votes cast are elected as directors to fill the number of open positions on the Board. This ensures that directors are elected by the vote of shareholders.

      Conversely, under the proposal there could be a number of nominees who do not receive a majority of the votes cast, thereby leaving one or more positions on the Board of Directors open and unable to be filled with a director elected by the shareholders. In this circumstance, the incumbent director for each open position would continue to serve, or if there were no incumbent director for a position, the Board of Directors could appoint a director to fill the vacancy. These alternatives are less democratic, and the Board believes that for this reason they are less desirable than an election of directors by a plurality of votes.

      Fluor believes that the proposal to increase the voting standard was not submitted out of any particular concern that the proponent may have with the composition or governance structure of Fluor’s Board of Directors, but instead as part of a broad-based campaign by the proponent and others to advance debate over existing voting standards. In this respect, the Board believes that the hypothetical situation offered by the proponent in support of the proposal is unrealistic and inconsistent with past experience.

      The Board believes that Fluor has a strong corporate governance process designed to identify and propose director nominees who will serve the best interests of Fluor and all of its shareholders. Director nominees are evaluated and recommended for election by the Governance Committee, which is comprised solely of independent directors. In recommending nominees, the Governance Committee considers a variety of factors, as further described in this proxy statement. Fluor also published in this proxy statement information on how shareholders can communicate their views on potential nominees or other matters to the Governance Committee. In light of the foregoing, the Board believes the existing plurality voting standard and the role of the Governance Committee provide an effective mechanism for electing an effective Board that is committed to delivering long-term shareholder value.

      For these reasons, the Board believes that the proposal is not in the best interests of the shareholders, and recommends a vote AGAINST the proposal.

OTHER BUSINESS

      The Company does not intend to present any other business for action at the Annual Meeting and does not know of any other business intended to be presented by others.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials

      The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or if you share an address with another shareholder and you would prefer to receive a single copy of the proxy statement instead of multiple copies, please notify your broker if your shares are held in a brokerage account, or our transfer agent, Mellon Investor Services LLC at (877) 870-2366, 85 Challenger Road, Ridgefield Park, NJ 07660, if you hold registered shares. The Company promptly will deliver to a shareholder who received one proxy statement as the result of householding a separate copy of the proxy statement upon the shareholder’s written or oral request directed to Fluor’s Investor Relations Department at (949) 349-3909, Fluor Corporation, One Enterprise Drive, Aliso Viejo, CA 92656.

Advance Notice Procedures

      Under the Company’s Amended and Restated Bylaws, no business may be brought before an annual meeting by a shareholder unless written notice is delivered to the Company’s Secretary (containing certain information specified in the bylaws about the shareholder and the proposed action) not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting — that is, with respect to the 2006 annual meeting, between December 28, 2005 and January 27, 2006. However, in the event that the 2006 annual meeting is to be held on a date that is more than 30 days before or more than 70 days after April 27, 2006 (the first anniversary of the 2005 Annual Meeting), then such notice must be received not earlier than the 120th day and not later than the 90th day prior to the date of the 2006 annual meeting or the 10th day following the day on which public announcement of the date of the 2006 annual meeting is first made by the Company. These requirements are separate from the Securities and Exchange Commission’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s proxy statement. Any notices should be sent to: Lawrence N. Fisher, Chief Legal Officer and Secretary, Fluor Corporation, One Enterprise Drive, Aliso Viejo, CA 92656. If a shareholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, as amended, the Company may exercise discretionary voting authority under proxies it solicits to vote on any such proposal as it determines appropriate.

Shareholder Proposals for the 2006 Annual Meeting

      Shareholders interested in submitting a Rule 14a-8 proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2006 may do so by following the procedures prescribed in Rule 14a-8, under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, shareholder proposals must be received by the Company’s Secretary no later than November 24, 2005. Any proposals should be sent to: Lawrence N. Fisher, Chief Legal Officer and Secretary, Fluor Corporation, One Enterprise Drive, Aliso Viejo, California 92656.

Electronic Voting

      If you own your shares of common stock of record or hold shares in your Company retirement plan participant account, you may authorize the voting of your shares over the Internet at www.eproxy.com/flr or telephonically by calling 1-800-435-6710 and by following the instructions on the enclosed proxy or voting instruction card. Authorizations submitted over the Internet or by telephone must be received by 8:59 p.m. Pacific Daylight Time on April 26, 2005, except with respect to shares held in Company retirement plans which must be received by 8:59 p.m. Pacific Daylight Time on April 24, 2005 to be voted by the trustee.

      Use of these Internet or telephonic voting procedures constitutes your authorization of Mellon, or in the case of shares held in Company retirement plans, the trustee, to deliver a proxy card on your behalf to vote at the Annual Meeting in accordance with your Internet or telephonically communicated instructions.

      If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a voting instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

Lawrence N. Fisher
Chief Legal Officer and Secretary

March 10, 2005

Aliso Viejo, California

APPENDIX A

FLUOR CORPORATION

AUDIT COMMITTEE

Charter

I.	Purpose and Activities

A.	Statement of Purpose

      The Audit Committee (the “Committee”) shall

1. Provide assistance to the Company’s Board in fulfilling its oversight responsibility to the shareholders, potential shareholders and investment community relating to:

(a) the accounting, reporting and financial practices of the Company, including the integrity of Company’s financial statements;

(b) the surveillance of administration and financial controls and the Company’s compliance with legal and regulatory requirements;

(c) the independent auditor’s qualifications and independence; and

(d) the performance of the Company’s internal audit function and independent auditor; and

2. Prepare the report that Securities and Exchange Commission (“SEC”) rules require to be included in the Company’s annual proxy statement.

B.	Responsibilities

      It is the responsibility of the Committee to maintain free and open communication between the directors, the independent auditor, internal audit and the management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the authority, without seeking the approval of the Board, to engage independent counsel and other advisors it determines necessary to carry out its responsibilities and shall receive appropriate funding from the Company, as determined by the Committee, for payment of (i) compensation to any such advisors, (ii) compensation to the independent auditor, and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its responsibilities. To assist it in carrying out its responsibilities, the Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate.

      As part of its responsibilities, the Committee shall, consistent with and subject to applicable law and rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”), the New York Stock Exchange (the “NYSE”) or other regulatory authority:

1. Directly appoint and retain or terminate, when appropriate, a firm of independent certified public accountants to serve as the independent auditor of the Company, which firm shall report directly to the Committee. In its capacity as a committee of the Board, the Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting). The Committee’s selection shall annually be submitted to the Company’s shareholders for ratification.

2. Approve in advance all audit engagement fees and terms of all audit services to be performed by the independent auditor. By approving the audit engagement, the audit service shall be deemed to have been pre-approved.

3. Establish policies and procedures for the engagement of the independent auditor to provide permissible non-audit services, which shall include pre-approval of all permissible non-audit services to be provided by the independent auditor.

4. Obtain and review, at least annually, a report by the independent auditor describing:

(a) the independent auditor’s internal quality-control procedures;

(b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm;

(c) any steps taken to deal with any such issues; and

(d) all relationships between the independent auditor and the Company.

5. Oversee the regular rotation of the lead partner of the independent auditor at least every five years as required by law, and consider whether there should also be regular rotation of the independent auditor itself. Evaluate the independent auditor for both audit quality and price annually.

6. Review and evaluate the qualifications, performance and independence of the independent auditor and the lead partner of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence. This evaluation shall take into account the opinions of management and the internal auditors.

7. Review and discuss with the independent auditor:

(a) the scope of the audit, the results of the annual audit examination by the independent auditor, and any difficulties the independent auditor encountered in the course of its audit work, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management and management’s response; and

(b) any reports of the independent auditor with respect to interim periods.

8. Meet to review and discuss with the independent auditor and management the annual audited and quarterly financial statements of the Company, including:

(a) the auditor’s judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the Company’s financial statements;

(b) reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including accounting policies that may be regarded as critical;

(c) any major issues regarding the adequacy of the Company’s internal controls, or the Company’s accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and internal controls or the effect of regulatory and accounting initiatives.

9. Recommend to the Board, based on the review and discussions described in the previous two paragraphs, whether the financial statements should be included in the Annual Report on Form 10-K.

10. Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports, inquiries or correspondence received from regulators or government agencies which raise material issues regarding the Company’s financial statements or accounting policies.

11. Obtain and review, prior to each meeting, a summary of internal audit reports completed and in process and a progress report on the internal audit plan and management’s responses.

12. Review, with the input of the independent auditor, the performance of the internal audit function of the Company, including the independence, objectivity and authority of its reporting obligations, the reasonableness of the proposed internal audit plan for the coming year, the coordination of the internal audit plan with the independent auditor and the adequacy of staffing and budget to accomplish the internal audit plan.

13. Meet periodically and separately with the independent auditor, internal audit and management to review and discuss the adequacy and effectiveness of the internal controls of the Company (with particular emphasis on the scope and performance of the internal audit function).

14. Review and discuss the Company’s disclosure controls and procedures with the independent auditor, internal audit and management.

15. Review and discuss, in a general manner, the types of information to be disclosed and the type of presentation to be made in the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

16. Establish policies for the hiring of employees or former employees of the independent auditor.

17. Review and discuss with management the Company’s most significant financial risks, methods of risk assessment, risk mitigation strategies and the overall effectiveness of the Company’s guidelines, policies and systems with respect to risk assessment and management, including policies and procedures for derivative and foreign exchange transactions and insurance coverage.

18. Monitor the investment policy and performance of the Company’s employee retirement and other benefit trust funds, review the key assumptions in valuing the plan assets and liabilities and review plan funding policies.

19. Establish and review procedures for the receiving, processing, retaining and handling of complaints received by the Company regarding accounting, internal controls or audit matters, including procedures for the confidential, anonymous submission of legitimate concerns by employees regarding any questionable accounting, internal controls or audit matters.

20. Prepare the Committee’s report to be included in the Company’s annual report and proxy statement, as required by the Exchange Act and any other applicable laws, rules and regulations.

21. Oversee the Company’s compliance systems with respect to legal and regulatory requirements and review the Company’s compliance policies and its programs for monitoring compliance. Review and assess the Company’s codes of conduct and ethics that are applicable to employees and management, at least annually, and recommend proposed material changes to the Board for approval.

22. Conduct an evaluation of the Committee’s performance, at least annually, to determine whether it is functioning effectively.

23. Review the adequacy of this Charter, at least annually, and recommend any changes to the Board.

24. Report regularly to the full Board with respect to the Committee’s performance of its responsibilities under this Charter.

C.	Limitations

      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

II.	Membership

      The Committee shall consist of at least four directors, all of whom shall be “independent directors.” For purposes hereof, an “independent director” means a director who satisfies the “independence” requirements of the New York Stock Exchange, and any other applicable law, rules and regulations, as determined by the Board. Each member of the Committee must be financially literate, as determined in the Board’s judgment, and at least one member of the Committee must be a “financial expert,” as defined in rules promulgated by the SEC. The Board shall designate one member as the Chair.

      If a member of the Committee simultaneously serves on the audit committee of more than two other public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and must disclose such determination in the annual report and proxy statement.

      The members of the Committee shall be appointed annually by the Board on the recommendation of the Governance Committee. The Board may replace Committee members.

III.	Meetings

      The Committee shall meet at least quarterly, prior to the regular meetings of the Board. In addition, the Committee shall meet annually to discuss the annual report, proxy statement and audited financial statements for the fiscal year. The Committee shall meet more frequently to the extent deemed necessary or appropriate by its members. The Committee shall meet separately in executive sessions, periodically, by itself and with each of management, the principal internal auditor of the Company and the independent auditor. At each regular meeting of the Board, the Committee shall report to the full Board with respect to the Committee’s meetings and activities. A majority of the Committee shall constitute a quorum.

Directions to the

Fluor Corporation 2005 Annual Shareholders Meeting

Wednesday, April 27, 2005, beginning at 9:00 a.m. Pacific Daylight Time

Three Polaris Way
(formerly known as Fluor Daniel Drive)
Aliso Viejo, California

FLUOR CORPORATION

PROXY CARD SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF THE COMPANY FOR THE ANNUAL MEETING APRIL 27, 2005

     The undersigned, a shareholder of Fluor Corporation, a Delaware corporation, acknowledges receipt of a Notice of Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2004; and, revoking any proxy previously given, hereby constitutes and appoints L.N. Fisher and E.P. Helm, and each of them, the true and lawful agents and proxies of the undersigned with full power of substitution in each, to vote the shares of Common Stock of Fluor Corporation standing in the name of the undersigned at the Annual Meeting of Shareholders of Fluor Corporation, on Wednesday, April 27, 2005 at 9:00 a.m. Pacific Daylight Time, and at any adjournment or postponement thereof with respect to the proposals listed on the reverse side.

     THIS PROXY CARD WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. UNLESS OTHERWISE DIRECTED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF THE FOUR NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.

(Continued and to be signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

FLUOR CORPORATION

2005 Annual Meeting of Shareholders
April 27, 2005

You are cordially invited to attend the 2005 Annual Meeting of Shareholders which will be held on Wednesday, April 27, 2005, beginning at 9:00 a.m. Pacific Daylight Time, at:

Fluor Engineering Campus
Three Polaris Way
(formerly Fluor Daniel Drive)
Aliso Viejo, California

A map is included on the last page of the Notice of Annual Meeting.

ADMITTANCE TICKET

This ticket entitles you, the shareholder, and one guest to attend the 2005 Annual Meeting.
Please bring it with you. Only shareholders and their guests will be admitted.
We look forward to welcoming you on Wednesday, April 27, 2005.

THIS PROXY CARD WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF THE FOUR NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends that you vote FOR the nominees in Proposal 1 and FOR Proposal 2 and AGAINST Proposal 3.

1.	Election of
	Class III Directors:	01 Peter J. Fluor	02 David P. Gardner	03 Joseph W. Prueher	04 Suzanne H. Woolsey

FOR the nominees listed (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees listed	☐	INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above.

2.	Ratification of the appointment of Ernst & Young LLP as auditors for 2005.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	Shareholder Proposal for Majority Vote Standard in Director Elections.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Choose MLinkSM for Fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

I PLAN TO ATTEND THE MEETING	☐

Signature	Signature	Date: , 2005

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporations and partnerships should sign in full corporate or partnership name by an authorized officer.

Ù FOLD AND DETACH HERE Ù

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 8:59 PM Pacific Daylight Time April 26, 2005.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.proxyvoting.com/flr
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail
Mark, sign and date
your proxy card and
return it in the
enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and
Proxy Statement on the Internet at
http://postnhost.bowneonline.com/clients/fluor_corporation

FLUOR CORPORATION

VOTING INSTRUCTION CARD SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING APRIL 27, 2005

The undersigned, a participant in a 401(k) or other retirement plan sponsored by Fluor Corporation or a subsidiary, such as the Fluor Corporation Salaried Employees Savings Investment Plan, (the “Company Retirement Plans”), acknowledges receipt of a Notice of Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2004. This Voting Instruction Card constitutes your voting instructions to The Northern Trust Company which serves as trustee of the trust serving as the funding medium for the Company Retirement Plans (the “Trust”) to vote the shares of Common Stock of Fluor Corporation allocated to your plan account at the Annual Meeting of Shareholders of Fluor Corporation, on Wednesday, April 27, 2005 at 9:00 a.m. Pacific Daylight Time, and at any adjournment or postponement thereof with respect to the proposals listed on the reverse side. As a participant in and a named fiduciary (i.e. the responsible party identified in the voting section of each plan document and the Trust) under the Company Retirement Plans, you have the right to direct The Northern Trust Company, as trustee, how to vote the shares of Fluor Corporation allocated to your Plan account as well as a portion of any shares for which no timely voting instructions are received from other participants with respect to Proposal 2 and Proposal 3. If you do not sign, date and return this card, or no direction is made, the Trust provides that the trustee will vote FOR the nominees for Director in Proposal 1 and, with respect to Proposal 2 and Proposal 3, will vote the shares allocated to your plan account in the same proportion as it votes the shares for which it has received such instructions unless to do so would be inconsistent with the trustee’s duties.

(Continued and to be signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

FLUOR CORPORATION

2005 Annual Meeting of Shareholders
April 27, 2005

You are cordially invited to attend the 2005 Annual Meeting of Shareholders which will be held on Wednesday, April 27, 2005, beginning at 9:00 a.m. Pacific Daylight Time, at:

Fluor Engineering Campus
Three Polaris Way
(formerly Fluor Daniel Drive)
Aliso Viejo, California

A map is included on the last page of the Notice of Annual Meeting.

ADMITTANCE TICKET

This ticket entitles you, the shareholder, and one guest to attend the 2005 Annual Meeting.
Please bring it with you. Only shareholders and their guests will be admitted.
We look forward to welcoming you on Wednesday, April 27, 2005.

This Voting Instruction Card will be voted as directed. Unless otherwise directed, this Voting Instruction Card will be voted FOR the election of the four nominees in Proposal 1 and in the same proportion and manner as the Trustee votes the shares for which it has received voting instructions with respect to Proposals 2 and 3.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends that you vote FOR the nominees in Proposal 1 and FOR Proposal 2 and AGAINST Proposal 3.

1.	Election of
	Class III Directors:	01 Peter J. Fluor	02 David P. Gardner	03 Joseph W. Prueher	04 Suzanne H. Woolsey

FOR the nominees listed (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees listed	☐	INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above.

2.	Ratification of the appointment of Ernst & Young LLP as auditors for 2005.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	Shareholder Proposal for Majority Vote Standard in Director Elections.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Choose MLinkSM for Fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

I PLAN TO ATTEND THE MEETING	☐

Signature	Signature	Date: , 2005

NOTE: Please sign as name appears hereon.

Ù FOLD AND DETACH HERE Ù

For shares held in Fluor retirement plans, voting instructions must be received by 8:59 PM Pacific Daylight Time on April 24, 2005 for the Trustee to vote your shares in accordance with your instructions.

Your Internet or telephone vote authorizes the Trustee to vote your shares in the same manner as if you marked, signed and returned your Voting Instruction Card.

Internet
http://www.proxyvoting.com/flr
Use the Internet to vote. Have your Voting Instruction Card in hand when you access the web site.

OR

Telephone
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your Voting Instruction Card in hand when you call.

OR

Mail
Mark, sign and date
your Voting Instruction Card
and
return it in the
enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your voting instruction card.

You can view the Annual Report and
Proxy Statement on the Internet at
http://postnhost.bowneonline.com/clients/fluor_corporation